Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 5, 2008 (this “Agreement”), is among MIDWEST SHOPPES INTERMEDIATE HOLDING CORP., a Delaware corporation (“Parent”), MIDWEST SHOPPES INTEGRATED, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), GORDMANS, INC., a Delaware corporation (the “Company”), and JEFFREY J. GORDMAN, as Stockholders’ Representative.

WHEREAS, the Board of Directors of the Company (the “Board”), upon the recommendation of the special committee of the Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, for the Company to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the Stockholders; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing; Effective Time.

Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Husch Blackwell Sanders LLP, 1620 Dodge Street, Suite 2100, Omaha, NE, as soon as practicable, but in no event later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent, being hereinafter referred to as the “Effective Time”) and shall make all other filings required under the DGCL in connection with the Merger.

Section 1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-Laws.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b) At the Effective Time, the parties hereto shall take all necessary action so that the Bylaws of the Company shall be amended and restated to conform to the Bylaws of Merger Sub in effect immediately prior to the Effective Time. As so restated and amended, such Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 1.5 Directors. Parent and Merger Sub shall take all necessary action so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6 Officers. Parent and Merger Sub shall take all necessary action so that the officers of the Company set forth on Section 1.6 of the Company Disclosure Schedule shall be the officers of the Surviving Corporation immediately after the Effective Time until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(b) Each share (a “Share”) of Common Stock, par value $0.01 per share of the Company (the “Company Common Stock”) held in the treasury of the Company and each Share owned by Parent or Merger Sub or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time automatically shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined below)) shall be converted into the right to receive (a) the Effective Date Per Share Merger Consideration, payable to the holder thereof, without interest, upon surrender of such Share in the manner provided in Section 2.4, less any required withholding Taxes, and (b) payment by the Stockholders’ Representative of an amount (if any) payable out of the Holdback Funds pursuant to Section 9.5, any Collected Landlord Receivables pursuant to Section 2.4 and Section 9.5 hereof and any Unused Retention Amount pursuant to Section 6.12 and Section 9.5. Upon such conversion, such shares of Company Common Stock shall cease to be outstanding and shall cease to exist, and each certificate or book entry previously evidencing any such shares outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined below)) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, less any required withholding, payable in the manner set forth in this Agreement. The holders of certificates or book entries previously evidencing any such shares shall cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by law.

Section 2.2 Treatment of Options. At the Effective Time, the Company will deliver Option Cancellation Agreements to Parent with respect to each option to purchase shares of Company Common Stock (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested), which shall terminate and cancel all outstanding Options as of the Effective Time in exchange for certain consideration set forth therein, less any applicable withholding of Taxes, and shall be substantially in the form attached hereto as Exhibit B (the “Option Cancellation Agreements”).

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time which are not voted in favor of or consented to the Merger and are held by a Person or Persons who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration therefor, and the holders thereof shall be entitled with respect to such Shares to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL with respect to such Shares, such Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Aggregate Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon, and such Shares will no longer be Dissenting Shares. The parties agree and acknowledge that no Dissenting Shares shall exist at Closing unless Parent in its sole discretion chooses to waive the closing condition set forth in Section 7.2(j).

(b) The Company shall give Parent (i) notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL; provided, that upon compliance with the provisions of Section 9.4 with respect to Third Party Claims generally, the Stockholders’ Representative may direct such negotiations and proceedings. Neither the Company nor the Paying Agent shall, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights in respect of any Dissenting Share other than for an amount equal to or less than the Per Share Merger Consideration.

Section 2.4 Surrender of Shares and Options; Payment of Aggregate Merger Consideration and Option Consideration.

(a) Prior to the Effective Time, Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company (which may be the Company’s transfer agent) to act as paying agent for the Stockholders in connection with the Merger (the “Paying Agent”) to receive the Effective Date Aggregate Merger Consideration (as defined below) to which the Stockholders shall become entitled pursuant to this ARTICLE II.

(b) At the Effective Time, Parent shall deposit the Holdback Funds with the Stockholders’ Representative to be used by the Stockholders’ Representative as set forth in Section 9.5.

(c) At or immediately prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent an amount equal to the Effective Date Aggregate Merger Consideration. Upon delivery of the Effective Date Aggregate Merger Consideration to the Paying Agent, and the Holdback Funds to the Stockholders’ Representative, Parent, Merger Sub and the Surviving Corporation shall have no further liability or obligation to the Company’s stockholders with respect to the Aggregate Merger Consideration, the Per Share Merger Consideration, or the Effective Date Aggregate Merger Consideration other than the delivery of any Unused Retention Amount promptly after the Surviving Corporation’s good faith determination thereof, and the Collected Landlord Receivables to the Stockholders’ Representative on behalf of the stockholders as set forth below. Upon receipt by Parent or the Surviving Corporation of any portion of the Landlord Receivables other than any Pre-Closing Landlord Receivables, the receiving entity shall promptly, but in any event no later than the later of (A) twenty (20) Business Days after the Closing Date and (B) twenty (20) Business Days after receipt of such Landlord Receivables, remit such funds to the Stockholders’ Representative for distribution in accordance with this Agreement; provided, that Parent and the Surviving Corporation shall not have any obligation to deliver such amounts to the extent that either (x) Parent, Surviving Corporation or any of their Affiliates is in a dispute with the landlord delivering such Landlord Receivables with respect to such Landlord Receivables until such dispute has been fully resolved (amounts withheld to be equal to the amount in dispute, as documented and quantified in good faith by Parent and the Surviving Corporation) or (y) Parent, Surviving Corporation or any of their Affiliates reasonably determines in good faith that the amounts paid by a landlord may not have been paid with respect to such Landlord Receivables. In addition, Parent and the Surviving Corporation may withhold any Collected Landlord Receivables, Unused Retention Amount or any other amounts due to the Stockholders to the extent Parent has notified the Stockholders’ Representative of any claims pursuant to ARTICLE IX or ARTICLE X in the amount of such claims until such dispute has been finally resolved. Furthermore, Parent and the Surviving Corporation may offset any Collected Landlord Receivables, Unused Retention Amount or any other amounts due to the Stockholders against any finally determined amounts owed by the Stockholders to Parent or the Surviving Corporation. Parent and the Surviving Corporation shall use commercially reasonable efforts to pursue such Landlord Receivables (other than Pre-Closing Landlord Receivables); provided, that Parent and the Surviving Corporation shall have no obligation to pursue such receivables to the extent that Parent or the Surviving Corporation reasonably believes pursuing such receivables would be materially detrimental to or materially injure or interfere with the business relationship between such landlord and Parent or the Surviving Corporation. The funds received by the Paying Agent may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Effective Date Aggregate Merger Consideration payable to the Stockholders and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Stockholders in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by, or profit resulting from, such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Notwithstanding any provision to the contrary in this Agreement, any Holdback Funds, Collected Landlord Receivables or Unused Retention Amount delivered to the Stockholders’ Representative shall be deemed to have been delivered to the Stockholders pro rata based upon the ownership of the Company Common Stock as of the Effective Time, and Parent, Merger Sub and the Surviving Corporation shall have no further liability or obligation to the Company’s stockholders. Notwithstanding anything to the contrary set forth herein, none of Parent, Merger Sub or the Surviving Corporation shall have any liability or obligation to pay any portion of the Holdback Funds or Landlord Receivables directly to any Stockholders.

(d) Promptly after receipt of the Company Requisite Vote, the Company shall cause to be mailed to each record holder, of (i) a certificate or certificates which, immediately prior to the Effective Time represented Company Common Stock (the “Certificates”), or (ii) Company Common Stock represented by book entry (“Book Entry Shares”), each as listed on Section 3.3 of the Company Disclosure Schedule, the Information Statement and a Letter of Transmittal in the form of Exhibit D attached hereto (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal) and instructions for use in effecting the surrender of the Certificates, or in the case of Book Entry Shares, the surrender of such Company Common Stock, for payment of the Effective Date Per Share Merger Consideration in the manner set forth in this Agreement. The Letter of Transmittal will include customary representations, warranties and covenants, including title and ownership and due authorization representations, confidentiality covenants, a waiver of such stockholder’s appraisal rights pursuant to §262 of the Delaware General Corporation Law, and a release of Parent, Merger Sub, the Surviving Corporation and its Affiliates. Upon surrender to the Paying Agent of a Certificate, together with such Letter of Transmittal, or, in the case of Book Entry Shares, the applicable Letter of Transmittal, in either case duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the Effective Date Per Share Merger Consideration for each Share formerly represented by such Certificate or Book Entry Shares and such Certificate or book entry shall then be canceled and, subject to Section 2.4(b) and Section 9.5, shall additionally be entitled to receive its pro rata portion of the Holdback Funds, any Collected Landlord Receivables and any Unused Retention Amount held by the Stockholders’ Representative for the benefit of the stockholders pursuant to Section 9.5. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the Effective Date Per Share Merger Consideration payable in respect of the Certificates or Book Entry Shares. If payment of such Effective Date Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book Entry Shares are registered, it shall be a condition of payment that the Certificate or Book Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or be accompanied by all documents required to evidence transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of such Effective Date Per Share Merger Consideration to a Person other than the registered holder of the Certificate or Book Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(d), each Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration therefor as contemplated by this ARTICLE II (including the Effective Date Per Share Merger Consideration and such stockholder’s portion of the Holdback Funds, Collected Landlord Receivables and Unused Retention Amount delivered to the Stockholders’ Representative on behalf of the Stockholders).

(e) All payments with respect to Options cancelled pursuant to Option Cancellation Agreements as set forth in Section 2.2 above shall be made by the Surviving Corporation as soon as reasonably practicable after the Effective Time. The Company shall not make any payments with respect to Options cancelled pursuant to Option Cancellation Agreements prior to the Effective Time.

(f) At any time following the date that is six (6) months after the Effective Time, the Surviving Corporation shall be entitled to retain, to the extent the Surviving Corporation is acting as the Paying Agent, or require the Paying Agent to deliver to it any funds (including any interest, income or profits received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book Entry Shares and, after such funds have been delivered to the Surviving Corporation, such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to their pro rata portion of the Effective Date Aggregate Merger Consideration payable upon due surrender of their Certificates or Book Entry Shares. Notwithstanding any provision to the contrary in this Agreement, if the required deliveries of each holder of Company Common Stock shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any cash would otherwise escheat to or become the property of any Governmental Entity), any such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. All charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Effective Date Aggregate Merger Consideration and the payment of Option Consideration shall constitute Company Transaction Expenses to the extent not paid by the Company prior to the Effective Time. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this Article II for any consideration which is properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

(g) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, all Certificates or Book Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(h) Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold, without duplication, from the consideration otherwise payable to any former holder of Shares or Options, or the Stockholders’ Representative with respect to such holder, pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. Parent and the Company shall make any required filings with and payments to taxing authorities relating to any such deduction or withholding. To the extent that amounts are so properly withheld by Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options, as the case may be, in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be. The Letters of Transmittal mailed pursuant to Section 2.4(d) shall include usual and customary documentation regarding backup withholding pursuant to Section 3406 of the Code.

(i) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the portion of the Effective Date Aggregate Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Section 3.1 of the Company Disclosure Schedule sets forth (a) each jurisdiction in with the Company and each of its Subsidiaries are qualified or licensed as a foreign corporation, and (b) a list of all officers and directors of the Company and each of its Subsidiaries.

Section 3.2 Certificate of Incorporation and By-laws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation and the by-laws of the Company as currently in effect, and the certificate of incorporation, by-laws or similar organizational documents of the Company’s Subsidiaries as currently in effect. Such certificates of incorporation, by-laws and other organizational documents of the Company and its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon the Company and its Subsidiaries. None of the Company and its Subsidiaries is in violation of any provisions of its certificate of incorporation, by-laws or other organizational documents in any material respect. The books of account, minute books, and other records of the Company and each of its Subsidiaries are accurate and complete in all material respects and have been maintained in accordance with sound business practices. The stock record books of the Company and each of its Subsidiaries are accurate and complete in all material respects and have been maintained in accordance with sound business practice; provided that with respect to the records of all issued and outstanding Book Entry Shares, such record books are accurate and complete in all respects. True and complete copies of all minute books and all stock record books of the Company and its Subsidiaries have been heretofore furnished or otherwise made available to Parent.

Section 3.3 Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares of Company Common Stock. As of September 5, 2008 (the “Capitalization Date”), (i) 16,598,551 Shares of Company Common Stock (disregarding any Shares held by Michael Remsen, which Shares shall be canceled prior to the Closing) were issued and outstanding (the “Outstanding Shares”), all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights and (ii) an aggregate of 3,353,410 shares of Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company’s stock option plans and other incentive plans listed on Section 3.3 of the Company Disclosure Schedule (collectively, the “Company Stock Plans”). The outstanding shares of Company Common Stock owned of record and beneficially by the Persons listed on Section 3.3 of the Company Disclosure Schedule are, to the Knowledge of the Company, free and clear of all Encumbrances except as set forth on Section 3.3 of the Company Disclosure Schedule. Since the close of business on the Capitalization Date, no shares of Company Common Stock have been issued, except for Shares issued pursuant to the exercise of Options in accordance with their terms. The Significant Stockholders collectively own of record and beneficially over 99% of the Company Common Stock. Except as set forth above, as of the date hereof: (A) except as set forth on Section 3.3 of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, puts, preemptive rights, commitments, stock appreciation, phantom stock, profit participation or other rights, agreements, arrangements or commitments of any kind which obligate the Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem, acquire or deliver any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into, exchangeable into, exercisable for or evidencing the right to subscribe for any shares of capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries (collectively, “Company Securities”), and with respect to each option agreement of the Company, Section 3.3 of the Company Disclosure Schedule sets forth the name of the grantee, the grant date, the number of shares issuable upon exercise of the agreement, and the form of option grant agreement used for such option grant agreement; (B) except as set forth on Section 3.3 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (C) there are no other options, calls, warrants, puts, preemptive rights, commitments, stock appreciation, phantom stock, profit participation or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Section 3.3 of the Company Disclosure Schedule sets forth a complete listing of holders, the number, the exercise price, the term and the vesting schedule of all outstanding and authorized Convertible Securities. All Convertible Securities that are Options have been issued under the Company Stock Plans and all such Options are in substantially the forms set forth on Section 3.3 of the Company Disclosure Schedule. The aggregate payment to be made to the Option holders pursuant to the Option Cancellation Agreements (the “Option Consideration”), as well as its allocation among all of the Company’s outstanding Options, is set forth on Section 3.3 of the Company Disclosure Schedule. Section 3.3 of the Company Disclosure Schedule sets forth the name of each of the Company’s Subsidiaries, the jurisdiction of its incorporation or formation, and the Persons owning the outstanding capital stock or equity interests of each of the Company’s Subsidiaries. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable where such concepts are legally applicable and all such shares are owned by one or more of the Company and its wholly-owned Subsidiaries and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other Encumbrances of any nature whatsoever, except as imposed by virtue of the Credit Agreements (as defined below) or as set forth on Section 3.3 of the Company Disclosure Schedule. Except as set forth on Section 3.3 of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

Section 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the stockholder approval described in the next sentence, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated other than (a) adoption of this Agreement by the holders of at least seventy-five percent of the Outstanding Shares (the “Company Requisite Vote”), and (b) the filing with the Office of the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Board, with the recommendation of the Special Committee, has approved and declared advisable this Agreement and the transactions contemplated hereby. The only vote of the Stockholders required to adopt this Agreement and approve the transactions contemplated by this Agreement is the Company Requisite Vote. The Company is not a party to or bound by any written or oral agreement or understanding with respect to an Acquisition Proposal other than this Agreement, and the Company has terminated all discussion with third parties (other than Parent and its Affiliates) regarding an Acquisition Proposal.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (ii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (iii) except as set forth on Section 3.5(a)(iii) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of modification, termination, cancellation, amendment or acceleration of, or result in the creation of any Encumbrances (other than Encumbrances arising out of this Agreement or restrictions imposed by law) upon any of the assets or properties of the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of any written or oral note, bond, mortgage, indenture, contract, binding commitment, agreement, understanding, lease (including the lease of any store, distribution center, warehouse or corporate offices), license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets may be bound.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing or registration with or notification to, any federal, state, local or foreign legislative, executive or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) the state securities, takeover, tender offer and “blue sky” laws listed on Section 3.5(b) of the Company Disclosure Schedule, and (ii) the filing with the Office of the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL.

Section 3.6 Title to Assets.

(a) Except as set forth on Section 3.6(a) to the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises or shown on the balance sheet included in the July Financial Statements or acquired after the date thereof, free and clear of all Encumbrances (other than properties and assets disposed of for fair consideration in the ordinary course of business since the date of the balance sheet included in the July Financial Statements and except for Encumbrances disclosed on the balance sheet included in the July Financial Statements (including any notes thereto) and Permitted Encumbrances). The Company and each of its Subsidiaries has, and will have immediately following the Closing, a valid leasehold interest in or has the valid and enforceable right to use all assets, properties (including the Owned Real Property), rights (including contractual rights), titles or interests, tangible or intangible, necessary for the conduct of its business as presently conducted. Except as set forth on Section 3.6(a) to the Company Disclosure Schedule, none of the Stockholders or their respective Affiliates (other than the Company and its Subsidiaries) owns, utilizes or has any interest in any assets of, or performs any material services for, or on behalf of, or provides any material group purchasing benefits to, or with respect to, the Company and its Subsidiaries.

(b) Except as set forth in Section 3.6(b) to the Company Disclosure Schedule, immediately after the Closing, the Company’s Stockholders, officers, directors and their Affiliates shall not have any right, title or interest in or to any asset, property, title or interest that is used in the operation of the business conducted by the Company and its Subsidiaries.

Section 3.7 Compliance; Aggregate Merger Consideration Calculation; Financial Statements and Disclosures.

(a) Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation in any material respect of, or has been in violation in any material respect in the past three (3) years of, any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, including without limitation the Fair and Accurate Credit Transactions Act (15 U.S.C. § 1681 et seq.), and the Company and its Subsidiaries hold and are, in all material respects, in compliance with, all material permits, licenses, certificates of occupancy, franchises, bonds, certificates, registrations, accreditations, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted and for the ownership, occupancy, use and operation of their respective properties and assets, and all such Licenses are in full force and effect. Section 3.7(a) of the Company Disclosure Schedule sets forth a list of all of such Licenses. No notices have been received by the Company or its Subsidiaries revoking, modifying, refusing to renew, providing notice of any violation under, or alleging the failure to hold any of the foregoing. All of such Licenses will be available for use by the Company and its Subsidiaries immediately after the Closing.

(b) The Company has delivered or made available to Parent the audited consolidated financial statements of the Company and its Subsidiaries (including any related notes thereto) for the fiscal years ended February 2, 2008, February 3, 2007 and January 28, 2006 and the related audited statements of income, retained earnings and cash flows of the Company for the years ended February 2, 2008, February 3, 2007 and January 28, 2006, each of which have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The Company has delivered or made available to Parent the unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods from February 2, 2008 through the July End Date, each of which have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c) The Company has designed such disclosure controls and procedures to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

(d) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting known to the Company which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to or under investigation by the Company, whether or not material, by any management personnel or by other employees who have a significant role in the Company’s internal controls over financial reporting, each of which disclosures are listed on Section 3.7(d) of the Company Disclosure Schedule.

(e) As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting.

(f) As of the July End Date, Working Capital of the Company was equal to $24,420,000, Excess Cash of the Company was $3,005,000, and Indebtedness of the Company, assuming payment in full on such date, was $25,265,000. Such amounts have been properly derived from the July Financial Statements as more fully set forth on Exhibit F. Section 3.7(f) of the Company Disclosure Schedule sets forth all of the letters of credit and bankers’ acceptances issued for or on account of the Company and its Subsidiaries.

(g) Exhibit H sets forth a good faith estimate by the Company of (i) the Aggregate Merger Consideration, including the components thereof, (ii) the Per Share Merger Consideration, (iii) the Effective Date Aggregate Merger Consideration, and (iv) the resulting Effective Date Per Share Merger Consideration and Option Consideration to be paid to each stockholder and Option holder of the Company pursuant to the Merger and the Option Cancellation Agreements, in each case assuming the Closing Date were the date hereof.

(h) Except as set forth in Section 3.7(h) of the Company Disclosure Schedule, the Company has, for the periods covered under Section 3.7(b) and prior periods, properly accounted for all lease and sale leaseback transactions as set forth under Generally Accepted Accounting Principles.

Section 3.8 Absence of Undisclosed Liabilities. Except as set forth on Section 3.8 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have and will not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the balance sheet included in the July Financial Statements, (b) liabilities and obligations which have arisen after the date of such balance sheet in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries (none of which, to the Company’s Knowledge, is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), and (c) obligations under contracts and commitments described on Section 3.21 of the Company Disclosure Schedule or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on Section 3.21 of the Company Disclosure Schedule pursuant to Section 3.21 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Effective Time).

Section 3.9 Absence of Certain Changes or Events. Except as set forth on Section 3.9 of the Company Disclosure Schedule, since February 2, 2008, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and the Company and its Subsidiaries have not:

(a) experienced any fact, condition, circumstance, transaction, loss, effect, failure, change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries;

(b) made any change to its Accounting Principles;

(c) made any write-down in the value of its inventory that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice or reversed any accruals (whether or not in the ordinary course of business or consistent with past practice);

(d) made, changed or rescinded any Tax election of the Company or any of its Subsidiaries or settled or compromised any income Tax liability of the Company or any of its Subsidiaries;

(e) made any material change to the Tax accounting principles of the Company or any of its Subsidiaries, except insofar as may have been required by applicable law;

(f) issued any letter of credit;

(g) discharged or satisfied any material Encumbrance or paid any material obligation or Liability, other than current liabilities paid in the ordinary course of business;

(h) purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

(i) implemented any facility closing or other layoff of employees that could implicate the WARN Act;

(j) suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $100,000 in the aggregate or of any amount in excess of $10,000 after the July End Date;

(k) delayed or postponed the payment of any accounts payable or commissions or any other liability or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or accelerated the collection of (or discounted) any accounts or notes receivable, in an individual or aggregate amount in excess of $50,000 or of any amount in excess of $10,000 after the July End Date;

(l) taken any action or failed to take any action that has, had or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales to customers or other revenues that would otherwise be expected to take place or be incurred after the Closing, other than promotional activities in the ordinary course of business consistent with past practice;

(m) made any charitable or political contributions, or pledges payable, in either event from funds of the Company, therefor exceeding in the aggregate $25,000 or of any amount in excess of $10,000 after the July End Date;

(n) suffered any damage, destruction or casualty loss exceeding in the aggregate $100,000 and whether or not covered by insurance or of any amount in excess of $10,000 after the July End Date;

(o) terminated, extinguished or paid off any Indebtedness;

(p) declared, set aside or made any payment or distribution of cash (including so-called “tax distributions”) or other property to any of its stockholders with respect to such stockholder’s capital stock or otherwise;

(q) made any investment in or taken any steps to incorporate any Subsidiary;

(r) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

(s) entered into, amended or terminated any contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or materially changed any business practice;

(t) taken any action that if taken after the date hereof would violate Article V of this Agreement, whether in writing or otherwise, or agreed to take any such action; or

(u) agreed, whether orally or in writing, to do any of the foregoing.

Section 3.10 Absence of Litigation. Except as disclosed on Section 3.10 of the Company Disclosure Schedule, there are no, nor in the three (3) years preceding the date of this Agreement there have not been any, suits, claims, actions, charges, complaints, material grievances, administrative or other proceedings, arbitrations, mediations or investigations pending, threatened by or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to which any of the Company or its Subsidiaries’ assets or properties is or would be subject. Except as set forth on Section 3.10 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree, settlement or award; and (ii) there are, and within the prior three (3) years, there have been no governmental audits, inquiries or investigations, or any internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting or employment practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company. Except as set forth on Section 3.10 of the Company Disclosure Schedule, during the past three (3) years there have been no material citations, fines or penalties heretofore asserted against the Company or any of its Subsidiaries under any federal, state or local law which remain unpaid or which would otherwise bind the assets or properties of the Company or any of its Subsidiaries.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other material employee plan, program, policy, agreement or arrangement, including without limitation vacation or sick pay policy, fringe benefit plan, and compensation or severance agreement contributed to, sponsored or maintained by the Company or any of its Subsidiaries as of the date hereof for the benefit of any current, former or retired employee or officer of the Company or any of its Subsidiaries (such plans, programs, policies, agreements and arrangements, collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement, insurance contract or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) Except for the nonqualified deferred compensation plans described on Section 3.11(c) of the Company Disclosure Schedule, each Company Plan has been established, funded and administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.

(d) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (i) any Multiemployer Plan as to which the Company or any of its Subsidiaries incurred any withdrawal liability under Title IV of ERISA, or (ii) any “defined benefit plan” as defined in Section 3(35) of the Code or Section 302 of Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means each entity that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code. Neither the Company nor any of its Subsidiaries has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company and its Subsidiaries.

(e) With respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and the Company has no Knowledge of any facts that would give rise to or could reasonable be expected to give rise to any such action, suit or claim.

(f) With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code except such contributions the failure to make a timely payment of which, individually or in the aggregate, would not reasonably be expected to result in a liability to the Company in excess of $25,000, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in accordance with GAAP except such contributions the failure to make a timely payment of which, individually or in the aggregate, would not reasonably be expected to result in a liability to the Company in excess of $25,000. No Company Plan has any material unfunded liability not accurately reflected on the Company’s balance sheet.

(g) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service (or has adopted a pre-approved plan document and may rely on the approval letter issued to the prototype or volume submitter sponsor) and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(i) Neither the Company nor its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

(j) Each Company Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has complied in all material respects with the applicable provisions of Section 409A of the Code and guidance of the Internal Revenue Service provided thereunder.

(k) No Company Plan provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries other than as required by Part 6 of Title I of ERISA, Section 4980B of the Code or any similar state law (“COBRA”).

(l) Each Person who has received compensation for the performance of services on behalf of the Company or any of its Subsidiaries has been properly classified as an employee or independent contractor in material compliance with applicable Law and each Company Benefit Plan has complied with the “leased employee” provisions of the Code.

Section 3.12 Labor and Employment Matters. Except as disclosed on Section 3.12 of the Company Disclosure Schedule: (a) there are no, and in the three (3) years preceding the date of this Agreement have been no, unfair labor practice charges or complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority; (b) there are no, and in the three (3) years preceding the date of this Agreement have been no, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement; (d) there are not, to the Knowledge of the Company, any union organizing or decertification activities underway or threatened concerning any employees of the Company or any of its Subsidiaries; (e) there are no material employment, consulting or severance agreements or arrangements with any of the Company’s present or former directors, officers or other employees; (f) there are no written personnel policies, rules or procedures applicable to employees of the Company; (g) to the Knowledge of the Company, no executive or employee at the store manager level or above (A) has any present intention to terminate their employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person besides the Company that would be material to the performance of such employee’s employment duties, or the ability of the Company to conduct its business; and (h) within the past three (3) years, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

Section 3.13 Insurance. Section 3.13 of the Company Disclosure Schedule contains a list and description of all material insurance policies existing on the date hereof relating to the assets of the Company and its Subsidiaries or the business or employees of the Company and its Subsidiaries. All material insurance policies of the Company and its Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is typical of the industry in which the Company and its Subsidiaries operate, (b) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) no written notice of cancellation or termination has been received with respect to any such policy.

Section 3.14 Tax Matters.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have timely filed or caused to be filed all Tax Returns required to be filed by the Company and its Subsidiaries by the date hereof; (ii) all such Tax Returns are true, complete and accurate in all material respects; (iii) all Taxes due and payable by the Company and its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid, and the Company and each of its Subsidiaries has withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; (iv) the unpaid Taxes of the Company and its Subsidiaries did not as of the date of the most recent financial statements exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet contained in such financial statements (rather than in any notes thereto); (v) neither the Company nor any of its Subsidiaries has requested or been granted an extension of time for filing any Tax Return which has not yet been filed; (vi) neither the Company nor any of its Subsidiaries has consented to extend to a date later than the date hereof the time in which any

Tax may be assessed or collected by any taxing authority; (vii) neither the Company nor any of its Subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes (including any claim by a taxing authority in a jurisdiction where the Company or its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction); (viii) there are no Encumbrances for Taxes (other than Encumbrances for Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries; (ix) neither the Company nor any of its Subsidiaries has (A) been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date; and (xi) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(b) For purposes of this Agreement, “Taxes” shall mean any taxes of any kind whatsoever, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, escheat or unclaimed property or windfall profits taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental taxing authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, claims for refund, information return or statement required to be filed with any governmental taxing authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

Section 3.15 Information Statements. None of the information supplied or to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in (i) the Optionholder Information Statement sent to the Option holders of the Company with respect to the Option Cancellation Agreements, or (ii) the Information Statement to be sent to the shareholders of the Company after the Company Requisite Vote is obtained by written consent will, at the date it is first mailed to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that financial information regarding Parent, Merger Sub or Surviving Corporation which is supplied by Parent or the Merger Sub shall not be deemed to be information supplied by the Company or its Subsidiaries.

Section 3.16 Brokers. No agent, broker, finder, financial advisor, investment banker or other firm or Person, other than Harris Williams & Co., the financial advisor to the Special Committee of the Board of Directors, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. Except as set forth on Section 3.16 of the Company Disclosure Schedule, there are no special bonuses, change in control payments, sale bonus or other similar compensation payable to any Person, including any stockholder or Option holder of the Company, or any current or former employee of the Company or any Company Subsidiary, in connection with the transactions contemplated hereby, or which may be payable to any Person at any point after the Closing upon certain events or circumstances occurring at or after the consummation of the transactions contemplated by this Agreement or at or after the termination of employment of any Person (including without limitation any severance based upon termination of employment after a change in control or failure to promote an employee to fill a vacancy).

Section 3.17 Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all of the following material intellectual property owned by the Company or any of its Subsidiaries: (a) U.S. registered trademarks applications and foreign registered trademarks and applications, (b) internet domain names, (c) U.S. and foreign patents and patent applications, and (d) U.S. and foreign registered copyrights (collectively, the “Listed Company Intellectual Property”). One or more of the Company and its Subsidiaries is the owner of all right, title and interest in and to each item of the Listed Company Intellectual Property. The Company and its Subsidiaries own all right, title and interest in and to, and have a valid and enforceable license to use, all Intellectual Property (as defined below) used in their businesses as currently conducted, and all such Intellectual Property shall be owned or available for use by the Company immediately after the Closing on terms and conditions identical to those under which the Company owned or used such Intellectual Property prior to the Closing.

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, (i) no action, suit proceeding or claim is pending or, to the Knowledge of the Company, is threatened, by any Person alleging that the businesses of the Company or its Subsidiaries as currently conducted infringe or misappropriate any patent, invention, copyright, software, trademark, service mark, domain name, trade name, trade dress, trade secret or other intellectual property right of any kind or nature (“Intellectual Property”) of a third party; (ii) neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating, and neither the Company nor any of its Subsidiaries has, in the last three (3) years infringed, misappropriated or otherwise violated any Intellectual Property of a third party; and (iii) there are no pending claims asserted or threatened by the Company or any of its Subsidiaries of infringement or misappropriation by a third party of any Intellectual Property owned by the Company or its Subsidiaries, including each item of Listed Company Intellectual Property (the “Company Intellectual Property”), and, to the Knowledge of the Company, no third party is engaging in any activity that infringes, misappropriates or otherwise violates any Company Intellectual Property. Except as set forth on Section 3.18(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken all steps necessary and reasonable under the circumstances to protect, maintain and enforce its and their Company Intellectual Property.

(c) The Company has, and its Subsidiaries have, complied with, and the Company is and its Subsidiaries are presently in compliance in all material respects with, the Payment Card Industry Data Security Standard and all regulations of the credit card industry and its member banks regarding the collection, storage, processing, and disposal of credit card data to the extent applicable to the Company and its Subsidiaries. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has Knowledge of any incident in which personal information of its consumers was or may have been stolen or improperly accessed, and the Company is not aware of any breach of security or any notices or complaints from any person regarding improper disclosure of personal information.

Section 3.19 Real Property. The Owned Real Property, Leased Real Property and Ground Lease Property, as hereinafter defined (together, the “Real Property”) identified in Section 3.19 of the Company Disclosure Schedule comprise all of the real property (owned or leased) used in the Company’s business. The Company and its Subsidiaries are not a party to any agreement to purchase or lease any other real property or interest therein other than letters of intent regarding potential leases.

(a) Owned Real Property. Section 3.19(a) of the Company Disclosure Schedule sets forth a true and complete list (including store number, if applicable, owner, street address and legal description, of each property) of all the real property owned in fee simple by the Company or its Subsidiaries, consisting of land, together with all buildings, structures, improvements and fixtures located thereon, and all easements, rights of way, licenses, privileges, air rights and other rights and interests appurtenant thereto, which land is used primarily in connection with the business (the “Owned Real Property”). With respect to each Owned Real Property:

(i) The Company or one of its Subsidiaries has good, marketable and insurable indefeasible fee simple title to the Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances. “Permitted Encumbrances” shall mean (i) Encumbrances disclosed on Section 3.19(a) of the Company Disclosure Schedule with respect to such Owned Real Property, which Section 3.19(a) of the Company Disclosure Schedule sets forth all unrecorded Encumbrances affecting the Owned Real Property; (ii) Encumbrances for real property or ad valorem Taxes not yet delinquent, or which are being contested in good faith by appropriate proceedings and for which sufficient amounts have been reserved; (iii) statutory Encumbrances arising by operation of Law with respect to a liability that is not yet due and payable; (iv) any Laws, including zoning regulations and building codes, affecting the Real Property; (v) with respect to any Leased Real Property, all ground leases, mortgages, deeds of trust or other encumbrances to which the underlying fee estate in such real property is subject; (vi) landlord liens for rent not yet due and payable; and (vii) existing easements, rights-of-way, restrictions, reciprocal easement agreements and other Encumbrances and matters which are either (A) currently of record, (B) could be disclosed by an ALTA survey, or (C) in respect of properties or assets of the Company and its Subsidiaries, taken individually or in the aggregate, are not material, or do not adversely affect the present or future value, occupancy, ownership, use or operations of such properties or assets.

(ii) Except for Permitted Encumbrances, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any person the right to possess, use or occupy the Owned Real Property or any portion thereof;

(iii) there are no outstanding options or rights of first refusal or other agreements granting to any person or entity any right to purchase or lease the Owned Real Property (other than the right of Parent and Merger Sub pursuant to this Agreement), or any portion thereof or interest therein;

(iv) neither the Company nor its Subsidiaries has received any written notice of any pending or threatened condemnation proceedings in the nature of eminent domain in connection with any parcel of the Owned Real Property;

(v) there are no agreements, orders, licenses, permits, conditions or, to the Knowledge of the Company and its Subsidiaries, other directives issued by a Governmental Authority which relate to the future use or require any change in the present use or operations of the Owned Real Property other than such agreements, orders, licenses, permits, conditions or directives as to which non-compliance by the Company or its Subsidiaries would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries’ use and ownership of the Owned Real Property; and

(vi) neither the Company nor its Subsidiaries has received written notice or otherwise has Knowledge that the use and occupancy of the Owned Real Property and the operation of the Company and its Subsidiaries’ business violate any applicable law, easement, covenant, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Owned Real Property.

(b) Leased Real Property. Section 3.19(b) of the Company Disclosure Schedule sets forth a true and complete list (including the store number, names of the lessor, lessee, and the address) of all the land, building, fixtures or other real property in which the Company or its any of its Subsidiaries has a leasehold, subleasehold, license, concession or other real property right or interest under the Leases, as hereinafter defined, or which is used by the Company as lessee (collectively, the “Leased Real Property”), and a list of all the leases, subleases, amendments, extensions, renewals, guaranties, licenses, concessions and other agreements (whether written or oral) (collectively, “Leases”) for each such Leased Real Property. The Company has delivered or made available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, with respect to each of the Leases:

(i) each Lease is legal, valid, binding, enforceable in accordance with its terms and in full force and effect;

(ii) the Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property and are the result of bona fide arms length negotiations between the parties;

(iii) except as set forth in Section 3.5 of the Company Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of or notice to any other party to such Lease, will not result in a breach of or default under such Lease, will not give rise to any recapture or similar rights, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) the Company and its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property have not been disturbed;

(v) to the Company’s Knowledge, there are no disputes with respect to the Leases, no party to any Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(vi) neither the Company nor any of its Subsidiaries has granted any option to purchase, right of first refusal, right of first offer, or other agreement granting any person or entity any right to acquire, sublease or use the Leased Real Property;

(vii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(viii) the Company does not owe any brokerage commissions or finder’s fee with respect to such Lease;

(ix) there are no unsatisfied capital expenditure requirements or remodeling obligations of the Company other than ordinary maintenance and repair obligations;

(x) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company;

(xi) the Company has not assigned, transferred, sublet, or granted any person the right to use or occupy such Leased Real Property other than to licensees and concessionaires or granted any other security interest in such Lease or any interest therein;

(xii) the Company has a good and valid leasehold interest in the Leased Real Property free and clear of all Encumbrances other than Permitted Encumbrances;

(xiii) none of the Leases are capital leases except those listed on Section 3.19(b)(xiii) of the Company Disclosure Schedule; and

(xiv) those Leases identified on Section 3.19(b) of the Company Disclosure Schedule with an asterisk (*) are ground leases (each, a “Ground Lease” and collectively, the “Ground Leases”). Either the Company or one of its Subsidiaries owns all buildings and structures on the land encumbered by such Ground Leases subject to and as set forth in the terms of such Ground Leases.

(c) Except as set forth on Section 3.19(c) to the Company Disclosure Schedule, all of the Company and its Subsidiaries’ buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of the Company and its Subsidiaries’ business as presently conducted. All such assets have been installed and maintained in all material respects in accordance with all applicable laws, regulations and ordinances.

Section 3.20 Environmental Matters.

(a) Except as set forth on Section 3.20(a) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries comply and have complied in the past five (5) years in all material respects with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as they presently operate; (ii) there are no Materials of Environmental Concern (as defined below) at any property formerly owned, or, to the Knowledge of the Company, at any property currently owned or currently or formerly operated by the Company or any of its Subsidiaries, under circumstances that would result in Liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for damages or costs, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate Governmental Entity; (iv) neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other Liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the Knowledge of the Company; and (v) neither the Company nor any of its Subsidiaries has manufactured, sold, marketed, installed or distributed products or items containing asbestos or other Material of Environmental Concern so as to give rise to any material liability (contingent or otherwise) under Environmental Laws after application of vendor indemnifications.

(b) The Company has provided to Parent all environmental audits, assessments and reports and all documents materially bearing on environmental, health and safety liabilities, in each case relating to its and its Subsidiaries’ past or current properties or operations with respect to 1994 through the present, that are in its possession or under its reasonable control. The Company has provided Parent with all environmental audits, assessments and reports and all documents materially bearing on environmental, health and safety liabilities, in each case relating to its and its Subsidiaries’ past or current properties or operations that exist to the Company’s actual knowledge with respect to periods prior to 1994, that are in its possession or under its reasonable control.

(c) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.20 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees and applicable common law protecting the quality of the environment, including ambient air, soil, surface water or groundwater, and worker health and safety, in effect as of the date of or prior to this Agreement.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste, mold, asbestos, oil, petroleum, noise, odors and radiation, each as defined or regulated under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

Section 3.21 Contracts.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a complete and accurate list of each Material Contract, true and complete copies of which have been provided or made available to Parent, as well as a summary of all oral Material Contracts. “Material Contract” means any Contract (i) that would qualify as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any Person or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 90 days or less; (iii) with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); (iv) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement; (v) that calls for the payment over the remaining life of the Contract of more than $100,000 in the aggregate; (vi) that continues for a period of more than twelve (12) months from the Closing Date and involves payments in excess of $75,000; (vii) that is an employment agreement containing severance or termination pay Liabilities; (viii) that is a contract under which the Company or any of its Subsidiaries has advanced or loaned money to any other Person (other than the Company’s agreement to reimburse employees for normal and customary moving expenses, in each case in amounts of less than $25,000); (ix) that is an agreement or indenture relating to Indebtedness of the Company or any of its Subsidiaries; (x) that is a lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates (aa) any real property or (bb) any personal property with an initial cost in excess of $50,000 as of the initial date of the lease (as if such property had been purchased on the first day of such lease), which property is owned by any Person other than the Company or any of its Subsidiaries; (xi) that is an assignment, license, indemnification, right to use, or agreement with respect to any intangible property (including any Intellectual Property) by the Company or any of its Subsidiaries (except for any such agreement relating to commercially available, unmodified, off-the-shelf software with a license fee of less than $50,000); (xii) that is a material warranty agreement with respect to its services rendered or its products sold; (xiii) that is an agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights); (xiv) that is a sales, distribution, supply or franchise agreement; (xv) that is a contract regarding voting, transfer or other arrangements related to the Company’s or any of its Subsidiaries’ capital stock or warrants, options or other rights to acquire any of the Company’s or any of its Subsidiaries’ capital stock; (xvi) that involves payments in excess of $75,000 and is not cancelable by the Company or any of its Subsidiaries with notice of less than thirty (30) days and without Liability, penalty or premium; (xvii) that is a settlement, conciliation or similar agreement requiring a payment by the Company or its Subsidiaries in excess of $50,000 or which provides for limitations on the conduct by, or requires conduct by, the Company or any of its Subsidiaries; (xviii) that is a letter of credit; (xix) that is a collective bargaining agreement; (xx) that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which any outstanding obligations would exist after the Closing; or (xxi) that is material to the Company’s or any of its Subsidiaries’ operations and business prospects.

(b) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, on each other party thereto and is in full force and effect without penalty in accordance with its terms, except for immaterial failures to be valid and binding or to be in full force and effect. There is no material default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its Subsidiaries or would give the other party to the Material Contract the right to terminate or materially modify such Material Contract or impose any penalty, set-off or other charge thereunder. To the Knowledge of the Company, no third party is in breach of any Material Contract, except as set forth on Section 3.21(b) of the Company Disclosure Schedule.

Section 3.22 Affiliate Transactions. Except as set forth on Section 3.22 of the Company Disclosure Schedule, no stockholder, Option holder, officer, director or Affiliate of the Company or any of its Subsidiaries or any immediate family member or Affiliate of any of the foregoing Persons, is a party to any Contract with or binding upon the Company or any of its

Subsidiaries or any of their respective properties or assets or has any interest in any property owned or used by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months or provides services to the Company or any Company Subsidiary, other than employment services in the ordinary course of business.

Section 3.23 Suppliers. Section 3.23 of the Company Disclosure Schedule attached hereto sets forth a list of the top fifteen (15) suppliers of the Company and its Subsidiaries (on a consolidated basis) (by volume of purchases from such suppliers), for each of the fiscal years ended January 28, 2006, February 3, 2007 and February 2, 2008 and for the period from February 2, 2008 through and including the July End Date. Neither the Company nor its Subsidiaries have received any indication from any such material supplier to the Company and its Subsidiaries to the effect that, and the Company does not have any reason to believe that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company and its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 3.24 Bank Accounts. Section 3.24 of the Company Disclosure Schedule lists all of the Company and its Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

Section 3.25 Names and Locations. Except as set forth on Section 3.25 of the Company Disclosure Schedule, during the five-year period prior to the execution and delivery of this Agreement, the Company, its Subsidiaries and their respective predecessors have not used any name or names under which they invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Company and its Subsidiaries are located at the locations set forth on Section 3.25 of the Company Disclosure Schedule.

Section 3.26 Product Warranty. Neither the Company nor any of its Subsidiaries has made any express or implied warranties or guarantees to any customer with respect to the products marketed or sold by it, other than to pass along warranties made by its suppliers directly to its customers and implied warranties imposed by operation of laws generally applicable to retailers.

Section 3.27 Promotions Program. Except as described on Section 3.27 of the Company Disclosure Schedule, since January 3, 2007, the Company and its Subsidiaries have not initiated any promotion or discount, rebate or similar programs outside of the ordinary course of business and no such programs are currently in effect.

Section 3.28 Inventory. All of the Company and its Subsidiaries’ inventory as of the July End Date consists of a quantity and quality usable and saleable in the ordinary course of business, subject only to the reserves for inventory write-down, markdowns and/or shrink set forth on the face of the balance sheet included in the July Financial Statements and as determined in accordance with GAAP.

Section 3.29 Disclosure. Neither this Article III, the Company Disclosure Schedule or any of the Exhibits attached hereto nor any of the written statements, documents, certificates or other items prepared and supplied to Parent, Merger Sub or its Affiliates by or on behalf of the Company or its stockholders in connection with the transactions contemplated hereby, when taken together as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority will not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other Encumbrances of any nature whatsoever.

Section 4.2 Certificate of Incorporation and By-Laws. Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and the by-laws of each of Parent and Merger Sub as currently in effect. Such certificate of incorporation and by-laws of each of Parent and Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its certificate of incorporation or by-laws in any material respect.

Section 4.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the stockholder approval described in the next sentence, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, immediately upon the execution hereof, will be duly and validly authorized by written consent of Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Office of the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and

Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of modification, termination, cancellation, amendment or acceleration of, or result in the creation of any Encumbrances (other than Encumbrances arising out of this Agreement or restrictions imposed by law) upon any assets or properties of Parent or Merger Sub under any of the terms, conditions or provisions of any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which will not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing or registration with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, and (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL.

Section 4.5 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that will not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that will prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.6 Information Statements. None of the information expressly supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement or the Optionholder Information Statement will, at the date it is first mailed to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Information Statement or the Optionholder Information Statement.

Section 4.7 Brokers. No agent, broker, finder, financial advisor, investment banker or other firm or Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement which would be binding upon the Company prior to the Effective Time or which would constitute Company Transaction Expenses.

Section 4.8 Financing. Parent will have sufficient cash to enable it to deposit with the Paying Agent the Effective Date Aggregate Merger Consideration and to deposit with the Stockholders’ Representative the Holdback Funds.

Section 4.9 Operations of Parent and Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities other than in connection herewith or as contemplated herein. Parent intends to file a consolidated U.S. federal income Tax return with the Surviving Corporation after the Closing Date.

Section 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.11 No Other Representations or Warranties.

(a) Parent acknowledges that to its knowledge it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in this Agreement or any certificate, schedule, exhibit or document delivered pursuant hereto, and neither the Company nor any other Person shall be subject to any

Liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, except as otherwise expressly set forth in this Agreement or any certificate, schedule, exhibit or document delivered pursuant hereto, the Company makes no representation or warranty to Parent with respect to any financial projections or forecast relating to the Company or any of the Company’s Subsidiaries.

(c) Parent is capable of evaluating the merits and risks of entering into this Agreement and performing the transaction contemplated hereby, and has the capacity to protect its own interests in connection with the transactions contemplated hereby.

(d) Notwithstanding any provision to the contrary in this Agreement, nothing contained herein shall limit (i) subject to ARTICLE IX, the right of Parent or Merger Sub to rely upon any representations or warranties set forth in this Agreement or any certificate, schedule, exhibit or document delivered pursuant hereto or (ii) any claim based on fraud or fraudulent conduct.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, or unless Parent shall otherwise agree in advance in writing, the business of the Company and its Subsidiaries shall be conducted in its ordinary course of business consistent in all material respects with past practice and the Company shall use its reasonable best efforts to preserve substantially intact its business organization and its relationships with its suppliers, customers, employees and others with whom they have a material business relationship. The Company shall maintain and repair its assets, including the Owned Real Property, in accordance in all material respects with past practices (normal wear and tear excepted), and shall observe and fulfill all of its obligations under the Leases in all material respects. Between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent, solely for purposes of this Section 5.1, may be granted via email communications from officers of Parent):

(a) amend or otherwise change its certificate of incorporation or by-laws or any similar organizational documents;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its Subsidiaries, except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof, in each case, in accordance with the terms of any applicable Company Plan;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any dividend or distribution by a Subsidiary of the Company paid or payable solely to the Company;

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by holders of Options in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options pursuant to the terms of a Company Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s Subsidiaries;

(e)(i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) in whole or in part any corporation, partnership or other business organization or division thereof or any assets or property, other than purchases of inventory and other assets in the ordinary course of business; (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets or property, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; (iii) other than in the ordinary course of business consistent with past practices, lease, dispose of, license, transfer or otherwise impose any Encumbrances upon any assets or property of the Company, tangible or intangible; (iv) enter into or amend in any material respect or terminate any Contract that is or would be a Material Contract; or (v) authorize or make any capital expenditure (or series of capital expenditures) which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(e) of the Company Disclosure Schedule;

(f) extinguish, terminate or pay off any Indebtedness, incur or modify the terms of any Indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (directly, contingently or otherwise), the obligations of any Person with respect to indebtedness for borrowed money, or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), or create any Encumbrance of any kind with respect to its assets and properties, in each case, other than (x) Revolver Indebtedness in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business consistent with past practice;

(g) except as contemplated by Section 6.6 or except to the extent (A) required under any Company Plan or employment agreement, in each case as in effect as of the date hereof or as in effect thereafter in conformity with this Section 5.1, or (B) required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business with respect to store employees who are not manager or higher level employees), (ii) grant any severance or termination pay not provided for under any

Company Plan, or (iii) enter into any material employment, consulting or severance agreement or arrangement with any of its present or former directors, officers, other employees or any other Person, or, except with respect to compensation or fringe benefits in a manner not inconsistent with clause (i) above, establish, adopt or enter into, or amend in any material respect, or terminate any Company Plan or deferred compensation plan;

(h) implement any employee layoffs that could implicate the WARN Act;

(i) make any change in any Accounting Principle;

(j) make, change or rescind any Tax election, (ii) enter into any settlement or compromise of any Tax Liability, (iii) file any amended Tax Return, (iv) change any annual Tax accounting period, (v) enter into any closing agreement, (vi) surrender any right to claim a Tax refund or (vii) waive or extend the statute of limitations (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(k) settle or compromise any litigation or claim for an amount in excess of $25,000, or become subject to or agree to an injunction or any agreement requiring any change in the Company or its Subsidiaries’ business practices or any other non-monetary compensation;

(l) take any action that, if it had occurred after February 2, 2008 and prior to the date hereof, would have been required to have been disclosed in the Company Disclosure Schedule pursuant to Section 3.9; or

(m) agree to take any of the actions described in this Section 5.1.

Section 5.2 Conduct of Business of the Parties Pending the Merger. Each of Parent, Merger Sub and the Company agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in ARTICLE III or ARTICLE IV, as applicable, to be untrue in any material respect; or (ii) that will, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Merger or the other transactions contemplated by this Agreement; provided, that nothing in this Section 5.2 shall require any party to waive or forfeit any rights it has under this Agreement.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement, and in any event within three (3) Business Days following the date of this Agreement, the Company shall use its reasonable best efforts to obtain the Company Requisite Vote by written consent, and upon receipt of the Company Requisite Vote, shall distribute an Information Statement to those Company stockholders who did not participate in the Company Requisite Vote pursuant to Section 6.2.

Section 6.2 Information Statements.

(a) Promptly after receipt of the Company Requisite Vote, the Company shall commence the preparation of an information statement and disclosure document and all other disclosure documents required under all applicable law (including Sections 228 and 262 of the DGCL) to be sent to its stockholders related to the Merger, this Agreement or any of the agreements contemplated hereby, together with a request for the waiver of dissenters’ rights (collectively, the “Information Statement”). The Information Statement will include a copy of the resolutions of the Special Committee and the Board approving the Merger and the transactions contemplated by this Agreement. The Company shall mail or otherwise deliver the Information Statement to its stockholders as soon as reasonably practicable (but in no event later than five (5) Business Days after receipt of the Company Requisite Vote). Any such Information Statement or other disclosure document or any other document delivered to the Stockholders in connection with this Agreement or the transactions contemplated hereby shall be delivered to Parent and Merger Sub for their review prior to distribution to the Stockholders or Option holders and shall be in a form and substance reasonably satisfactory to Parent and Merger Sub.

(b) The Company shall prepare an information statement to be sent to its Option holders related to the Merger, this Agreement or any of the agreements contemplated hereby, together with a request that each such Option holder execute an Option Cancellation Agreement (the “Optionholder Information Statement”). Any such Optionholder Information Statement or other disclosure document and or any other document delivered to the Option holders of the Company in connection with this Agreement or the transactions contemplated hereby shall be delivered to Parent and Merger Sub for their review prior to distribution to the Stockholders or Option holders and shall be in a form and substance reasonably satisfactory to Parent and Merger Sub.

(c) Parent and Merger Sub will use commercially reasonable efforts to cooperate with the Company in the preparation of the Information Statement and the Optionholder Information Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Statement or the Optionholder Information Statement which shall have become false or misleading.

(d) The Company covenants that the Information Statement and the Optionholder Information Statement (and all amendments and supplements thereto) will not, at the time published, sent or given to the Company’s stockholders and Option holders, contain any untrue statement of a material fact or omit to state any fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that financial information regarding Parent, Merger Sub or the Surviving Corporation which is supplied by Parent or Merger Sub shall not be information supplied by the Company or its Subsidiaries for purposes of this Section 6.2. The Company shall enclose a Letter of Transmittal with each Information Statement delivered pursuant to this Section 6.2 to each stockholder of the Company for the purpose of delivering to the Surviving Corporation such Person’s closing deliveries. The Company shall enclose an Option Cancellation Agreement with each Optionholder Information Statement delivered pursuant to this Section 6.2 to each Option holder of the Company for the purpose of delivering to the Surviving Corporation such Person’s closing deliveries. If at any time prior to the Closing, any event with respect to the Company shall occur which is required to be described in an amendment or a supplement to the Information Statement or the Optionholder Information Statement, the Company shall so make the appropriate disclosure to its stockholders and Option holders. The Company shall consult with Parent and Merger Sub, and obtain the prior written approval of Parent (which shall not be unreasonably withheld), with respect to the disclosures made in the Information Statement or the Optionholder Information Statement with respect to this Agreement or the transactions contemplated by this Agreement, and the Information Statement and the Optionholder Information Statement which is to be sent to the stockholders and Option holders shall be in the form approved by Parent (which approval shall not be unreasonably withheld).

Section 6.3 Resignation of Directors. At the Closing, the Company will deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, to the extent specified by Parent in advance of the Closing, all directors of each Subsidiary of the Company, in each case, effective at the Effective Time.

Section 6.4 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries, officers, directors and employees to, afford the officers, directors, employees, accountants, auditors, consultants, legal counsel, financial advisors, potential lenders, agents and other authorized representatives of Parent reasonable access, consistent with applicable law, during normal business hours to its officers, employees, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request. Notwithstanding the foregoing, Parent and Merger Sub shall use commercially reasonable efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties.

(b) As soon as available, and in any event no later than fifteen (15) days after the end of each fiscal month, the Company shall deliver to Parent the unaudited balance sheet, statement of income, shareholders’ equity and cash flow of the Company as of the end of such fiscal month, all in reasonable detail and certified by a principal financial officer of the Company as presented fairly, in accordance with GAAP (except for the absence of footnotes thereto) applied on a basis consistent with past practice.

(c) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement between Harris Williams & Co., on behalf of the Company, and Sun Capital Partners Group V, Inc. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided that the Company agrees that the Confidentiality Agreement shall be terminated and of no further force and effect upon the consummation of the Merger.

Section 6.5 Acquisition Proposals.

(a) Unless otherwise required by law, the Company agrees that (i) it and its officers and directors shall not, (ii) its Subsidiaries and its Subsidiaries’ officers and directors shall not and (iii) it shall ensure that its and its Subsidiaries’ employees, agents, advisors (including financial advisors) and other representatives (“Representatives”) shall not, (A) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner an equity interest representing a 5% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of its Subsidiaries representing 5% or more of the consolidated assets of the Company and its Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (B) engage in any negotiations or discussions concerning or in connection with an Acquisition Proposal. The Company shall promptly notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include a summary of the material terms thereof to the extent such notice is permitted under the Acquisition Proposal.

(b) Unless otherwise required by law, the Company agrees that (i) it and its officers and directors shall not, (ii) its Subsidiaries and its Subsidiaries’ officers and directors shall not and (iii) it shall ensure that its and its Subsidiaries’ Representatives shall not provide access to its properties, books and records or any confidential information or data to, any Person in connection with an Acquisition Proposal.

Section 6.6 Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any individual may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any employee of the Company who is actively employed as of the Closing Date (collective, the “Company Employees”) with base salary or wages and employee benefits (but excluding any equity-based compensation, defined benefit plans benefits or, other than COBRA benefits, post-employment health or life insurance benefits) that are substantially comparable, in the aggregate, to the base salary or wages and employee benefits maintained for and provided to either (x) such Company Employee immediately prior to the Effective Time pursuant to the Company Plans or (y) employees who are employed in other businesses in the same general industry in accordance with general market practice; provided, however, that nothing in this Section 6.6 or any other provision of this Agreement shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable law or to terminate the employment of Company Employees in accordance with all legal requirements.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees credit for purposes of eligibility and vesting and, with respect to vacation and severance determination only, benefit accruals, under any employee compensation and incentive plans, benefit plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time under any corresponding Company Plan. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) use commercially reasonable efforts to cause there to be waived any pre-existing condition or eligibility limitations to the extent such pre-existing condition or eligibility limitations were met under the corresponding Company Plan, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar Company Plans immediately prior to the Effective Time.

(c) This Section 6.6 is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement or shall be in any way interpreted to limit Parent’s ability to modify or terminate the employment of any employee on or after the Closing Date.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance. Prior to the Closing, the Company shall have obtained “tail” insurance policies (the “D&O Tail Policies”) with a claims period of six (6) years from the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in an amount and scope and on terms at least as favorable to the present and former directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) as the Company’s current policies with respect to matters existing or occurring at or prior to the Effective Time. The D&O Tail Policies shall be in form and substance reasonably acceptable to Parent. The cost and expense of the D&O Tail Policies shall constitute Company Transaction Expenses.

Section 6.8 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

Notwithstanding any provision to the contrary in this Agreement, the Company shall give (or will cause its Subsidiaries to give) any notices to third Persons, and use, and cause its respective Subsidiaries to use, its reasonable best efforts to obtain any consents from third Persons or Governmental Entities (x) necessary to consummate the transactions contemplated by this Agreement and to permit Parent’s operations of the Company’s and its Subsidiaries’ businesses immediately after the Closing, or (y) that are required in order to prevent a breach of or default under a termination or modification of, or acceleration of the terms of, any contract resulting from the consummation of the transactions contemplated hereby, in each case on terms reasonably satisfactory to Parent, including those required to be disclosed in Section 3.5 of the Company Disclosure Schedule.

(b) The Company shall, and shall cause its Subsidiaries and Affiliates to, cooperate in connection with any financing or refinancing arrangement Parent seeks in connection with or within one (1) year following the Closing as may be reasonably requested by Parent or Parent’s lender(s) or prospective lender(s). Such cooperation by the Company and its Subsidiaries and Affiliates shall include (i) executing such agreements or instruments as are reasonably required by Parent’s lender(s); (ii) consenting to the assignment of any agreements including this Agreement, the Significant Stockholders Agreement, and all of the agreements contemplated by this Agreement between Parent, on the one hand, and the Company and/or the Stockholders’ Representative, on the other hand; or (iii) providing such information and assistance (including available financial statements and other financial data relating to the Business) as Parent’s lender(s) may reasonably request and granting such access to Parent’s lender(s) and their representatives as may be reasonably necessary for their due diligence; provided, that the Stockholders’ Representative shall not be obligated to take any action that would materially impair the rights of or materially increase the obligations of the Stockholders in order to comply with this Section 6.8(b); provided, further, that the Surviving Corporation shall reimburse the Stockholders’ Representative with respect to any reasonable out-of-pocket expenses incurred by the Stockholders’ Representative in compliance with this Section 6.8(b).

(c) Parent shall use commercially reasonable efforts, and take any and all steps necessary, to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event no later than the Company Termination Date (as defined in Section 8.1(c) below); provided, Parent shall not be required to, and the Company shall not agree to, the sale, divestiture, licensing or disposition of such assets, properties or businesses of the Company or Parent or their respective Subsidiaries, or otherwise take or commit to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the business, product lines or assets of Parent, the Company or their respective Subsidiaries or Affiliates.

Section 6.9 Public Announcements. Prior to the Effective Time, Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with, or any rules of, a national securities exchange, in which case the issuing party will use its reasonable best efforts to consult with the other party before it issues any such press release or makes any such public statement.

Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, upon the actual knowledge of the Persons set forth on Section 11.2 of the Company Disclosure Schedule without any duty of investigation, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would or which would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company hereunder. Parent shall give prompt notice to the Company, upon Knowledge of Parent, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would or which would be likely to cause any representation or warranty of Parent or Merger Sub contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Parent or Merger Sub hereunder.

Section 6.11 Subordination, Non-Disturbance and Attornment Agreements. The Company will use commercially reasonable efforts to deliver to Parent, in form and substance reasonably satisfactory to Parent, Subordination, Non-Disturbance and Attornment Agreements from each of the lenders to its landlords. After the Closing, the Stockholders’ Representative will use commercially reasonable efforts to cooperate with the Surviving Corporation at its request with respect to any Subordination, Non-Disturbance and Attornment Agreements that are not delivered to Parent at Closing.

Section 6.12 Retention Agreements. The parties agree and acknowledge that the obligations due to each of Mike Remsen, Ron Hall, Mike James, Deb Kouba and Norman J. Farrington pursuant to the Retention Agreements shall not be due and payable until such amounts are due under such Retention Agreements and that, notwithstanding the foregoing, such amounts shall be deducted from the Aggregate Merger Consideration at the Closing as Company Transaction Expenses and paid by the Surviving Corporation when due under the Retention Agreements. Parent agrees to cause the Surviving Corporation to transmit any amounts deducted from the Effective Date Aggregate Merger Consideration with respect to the Retention Agreements that, after the Closing, no longer will become due or payable in accordance with the terms of the Retention Agreements as determined in good faith by the Surviving Corporation, plus an amount equal to three and 15/100 percent (3.15%) interest compounding annually on the obligations due pursuant to the Retention Agreements (collectively, the “Unused Retention Amount”) to the Stockholders’ Representative for distribution to the Stockholders.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been adopted by the Stockholders by the Company Requisite Vote;

(b) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or any Governmental Entity which prohibits, restrains, enjoins or materially delays, directly or indirectly, the consummation of the Merger on the terms contemplated by this Agreement; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8;

(c) No suit, action or other proceeding affecting Parent, Merger Sub, the Company or the Merger shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) affect adversely the right of Parent to own the Company or operate the businesses of or control the Company; or (iv) affect adversely the right of the Company to own its assets or control its businesses, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect; and

(d) Parent and the Company shall have received or obtained all material governmental and regulatory consents, approvals, licenses and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Parent to own the Company and to operate the businesses of and control the Surviving Corporation following the Closing, in each case on terms and conditions reasonably satisfactory to Parent (collectively, the “Governmental Approvals”).

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar qualifications contained therein or with respect thereto, except that the representations and warranties set forth in Section 3.3 (Capitalization) shall be true in all respects as of the date hereof and as of the Effective Time as though made on and as of such date, interpreted without giving effect to any “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar qualifications contained therein or with respect thereto;

(b) The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions set forth in subsections (a) and (b) of this Section 7.2 have been satisfied;

(d) Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, setting forth and certifying on behalf of the Company (i) the Effective Date Aggregate Merger Consideration, and the components thereof, (ii) the resulting Effective Date Per Share Merger Consideration to be paid to each stockholder of the Company pursuant to the Merger, (iii) the aggregate amount of Option Consideration, and (iv) the amount of Option Consideration to be paid to each Option holder of the Company pursuant to the Option Cancellation Agreements, in form and substance reasonably satisfactory to Parent;

(e) Parent shall have received certified copies of the resolutions of the Company’s stockholders and board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(f) Parent shall have received good standing certificates for the Company and its Subsidiaries from their respective jurisdictions of formation and each jurisdiction in which they qualified to do business as a foreign corporation, in each case dated as of a recent date prior to or on the Closing Date;

(g) Parent shall have received all third-party consents and approvals that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any instrument, contract, lease, license or other agreement marked with an asterisk on Section 3.5 of the Company Disclosure Schedule (collectively, the “Third-Party Approvals”), in each case on terms reasonably satisfactory to Parent;

(h) Parent shall have received from Husch Blackwell Sanders LLP, counsel for the Company, an opinion in form and substance reasonably satisfactory to Parent, which shall be addressed to Parent and the Surviving Corporation’s lender(s), dated as of the Closing Date, and in form and substance reasonably satisfactory to Parent and the Surviving Corporation’s lender(s);

(i) Parent shall have received from Morris, Nichols, Arsht & Tunnell LLP, special counsel for the Company, an opinion in form and substance reasonably satisfactory to Parent, which shall be addressed to Parent and the Surviving Corporation’s lender(s), dated as of the Closing Date, and in form and substance reasonably satisfactory to Parent and the Surviving Corporation’s lender(s);

(j) Parent shall have received evidence that the Company’s stockholders shall have surrendered their Company Common Stock and submitted a Letter of Transmittal and all necessary assignment documents with respect to their Company Common Stock (whether certificated or in book entry form) to the Paying Agent, and such other documents reasonably requested by Parent, and there shall be no Dissenting Shares;

(k) All Option holders of the Company shall have duly executed and delivered Option Cancellation Agreements, and such Option Cancellation Agreements shall be in full force and effect, pursuant to which all Options shall be cancelled and of no further force or effect as of the Effective Time;

(l) Parent shall have received resignations from each of the members of the boards of directors of the Company and its Subsidiaries;

(m) Buyer shall have received evidence (in form and substance satisfactory to Buyer) that the Company Transaction Expenses have been paid in full and that none of the Company or its Subsidiaries have any liability to the Surviving Corporation or its Subsidiaries’ legal counsel, investment bankers, brokers, agents or representatives, except for those Company Transaction Expenses set forth on Section 7.2(m) of the Company Disclosure Schedule;

(n) The Company shall have obtained releases of all Encumbrances (other than any Permitted Encumbrances) relating to the assets and properties of the Company and its Subsidiaries, and the Company shall have obtained and delivered to Parent and the Surviving Corporation’s lender(s) payoff letters with respect to all Indebtedness and Revolver Indebtedness outstanding immediately prior to the Closing (in each case on terms and conditions satisfactory to Parent) other than with respect to capital leases, as well as UCC-3 termination statements, mortgage releases, terminations of landlord waivers, bailee waivers, account control agreements and any other documents required to evidence the Encumbrance releases, in each case in recordable form when reasonably required by Parent or the Surviving Corporation’s lender(s);

(o) All Tax-sharing agreements or similar agreements with respect to or involving the Company or any of its subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder;

(p) Parent shall have received an affidavit, sworn under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in the form and substance required under Treasury Regulation §1.897-2(h) so that Parent is exempt from withholding any portion of the purchase price thereunder;

(q) The Company or the Stockholders, as applicable, shall have taken all reasonably necessary steps to provide for the transfer of the incentive Tax credits and Tax exemptions negotiated with the Nebraska Department of Revenue pursuant to the Nebraska Employment and Investment Growth Act (or any similar state or local Tax incentives) (the “Tax Incentives”) from the Company to Parent, or, in the alternative, the full retention of such Tax Incentives by the Surviving Company accruing after the Closing Date or carried forward from a Pre-Closing Tax Period;

(r) Parent shall have received the Significant Stockholders Agreement in the form attached hereto as Exhibit E (the “Significant Stockholders Agreement”) duly executed by each of the Significant Stockholders;

(s) Since the date hereof, there shall have been no Material Adverse Effect;

(t) Parent shall have received Non Disturbance and Attornment Agreements from each of the primary landlords with respect to Leased Real Property other than Store #25 (Ellisville) (provided that a landlord consent with respect to Store #25 shall still be required) that is subleased to the Company, each in form and substance reasonably satisfactory to Parent;

(u) Parent shall have received current title insurance policies and ALTA surveys with respect to the Owned Real Property in form and substance reasonably satisfactory to Parent; and

(v) Parent shall have received such other documents or instruments as are required to be delivered by the Company at the Closing pursuant to the terms hereof or that Parent reasonably requests on or prior to the Closing Date to effect the transactions contemplated hereby;

(w) Parent shall have received evidence of cancellation of the 500,000 shares of restricted stock held by Michael Remsen in form and substance reasonably satisfactory to Parent;

(x) Parent shall have received evidence of the amendment of the Retention Agreement to which Michael Remsen is a party clarifying the amount Michael Remsen is to receive as a change of control bonus (i.e. the value of 100,000 shares of common stock) in form and substance reasonably satisfactory to Parent;

(y) Parent shall have received a copy of the Paying Agent Agreement in the form attached hereto as Exhibit I (the “Paying Agent Agreement”) duly executed by Parent, the Company and the Paying Agent; and

(z) The Company shall have delivered to Parent reasonable evidence of all Pre-Closing Landlord Receivables, including the amount thereof.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material”, “materially”, “in all material respects”, “material adverse effect” or similar qualifications contained therein or with respect thereto;

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received certificates of a Vice President or an Assistant Secretary of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in subsections (a) and (b) of this Section 7.3 have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the Stockholders:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity having jurisdiction over the Company shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if such party or any of its Subsidiaries has failed to take such actions with respect thereto as are required to comply with Section 6.8;

(c) by Parent if the Merger shall not have been consummated on or before September 15, 2008 (the “Parent Termination Date”), or by the Company if the Merger shall not have been consummated on or before September 30, 2008 (the “Company Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party or any of its Subsidiaries or the failure of such party or any of its Subsidiaries to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Parent Termination Date or the Company Termination Date, as applicable;

(d) by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that any condition set forth in subsection (a) or (b) of Section 7.3 would not be satisfied and, in either such case, such breach is not curable or shall not have been cured prior to the earlier of (A) ten (10) Business Days following written notice of such breach to Parent and (B) the Company Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that any condition set forth in subsection (a) or (b) of Section 7.2 would not be satisfied and, in either such case, such breach is not curable or shall not have been cured prior to the earlier of (A) ten (10) Business Days following written notice of such breach to the Company and (B) the Parent Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(f) by Parent at any time prior to the date and time that the Company Requisite Vote is obtained and a copy of the written consent is delivered to Parent.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto with respect to this Agreement, except with respect to the provisions of Section 6.4, Section 6.9, this Section 8.2, Section 8.3 and ARTICLE X, which provisions shall survive such termination; provided, however that nothing herein shall relieve any party hereto from Liability for any willful or intentional breach hereof.

Section 8.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement; provided, however, that if the transactions contemplated hereby are consummated, then the Surviving Corporation shall pay all fees, costs and expenses of Parent and Merger Sub (including legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated hereby. Notwithstanding any provision to the contrary in this Agreement, all expenses of the Company incurred or paid after the July End Date in connection with this Agreement and the transactions contemplated hereby, including in connection with the filing, printing and mailing of the Information Statement, shall be Company Transaction Expenses and, to the extent they do not reduce the Aggregate Merger Consideration, shall be considered Indemnity Matters under Section 9.2(iii) hereof and shall be paid pursuant to Section 9.3 hereof. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid fifty percent (50%) by the Stockholders’ Representative when due and fifty percent (50%) by the Parent when due. The Stockholders’ Representative shall file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if reasonably requested by the Stockholders’ Representative, Parent will, and will cause the Company and its Subsidiaries to, join in the execution of any such Tax Returns and documentation.

Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the Stockholders; provided, however, that, after adoption of this Agreement by the Stockholders, no amendment may be made which by law requires the further approval of the Stockholders without such further approval; provided, further, that Parent, Merger Sub and the Surviving Corporation shall be entitled to rely upon the execution and delivery of the Stockholders’ Representative of any amendment to this Agreement as the duly authorized action of the Stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND

WARRANTIES, INDEMNIFICATION, ETC.

Section 9.1 Time Limitations. No representations or warranties set forth in this Agreement other than the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.6 (Title to Assets), Section 3.9(c)-(j), (m)-(t) and, to the extent relating to the aforementioned subsections, Section 3.9(u) (Absence of Certain Changes or Events) with respect to actions taken or matters occurring after the July End Date, Section 3.11 (Employee Benefit Plans), Section 3.14 (Tax Matters), Section 3.16 (Brokers), Section 3.20 (Environmental Matters), Section 3.22 (Affiliate Transactions), and the officer’s certificate delivered to Parent pursuant to Section 7.2(c) solely with respect to the foregoing Sections (the “Fundamental Representations”) shall survive the Closing Date and the consummation of the transactions contemplated hereby as provided herein. The Stockholders will not have any Liability with respect to any breach of any representation or warranty made by the Company in this Agreement other than with respect to the Fundamental Representations. All covenants and agreements shall survive the Closing without any time limitations; provided that the covenants and agreements set forth in Section 6.4(a), Section 6.4(b) and Section 6.5(a) and any covenants or agreements expressly waived by Parent in writing prior to the Closing shall not survive the Closing.

Section 9.2 Indemnification. From and after the Effective Time, the stockholders of the Company immediately preceding the Merger (the “Stockholders” and each individually, a “Stockholder”) shall indemnify and hold harmless each Indemnitee from and against any Losses which are suffered or incurred by such Indemnitee (regardless of whether or not such Losses relate to any third party claim) which such Indemnitee may suffer, sustain or become subject to, as a result of, in connection with, relating to or incidental to or by virtue of (i) any inaccuracy in or breach in any material respect of any Fundamental Representation, (ii) any nonfulfillment or breach of any covenant or agreement by the Company under this Agreement or any of the Schedules attached hereto or any agreement or document contemplated hereby, other than those matters expressly waived by Parent in writing prior to the Closing, and the covenants and agreements set forth in Section 6.4(a), Section 6.4(b) and Section 6.5(a), (iii) any Company Transaction Expenses payable by the Company on or after the Effective Time to the extent not included in the computation of the Aggregate Merger Consideration, (iv) any Tax liabilities set forth in Section 10.1(a), (v) any Indebtedness of the Company and its Subsidiaries existing as of the July End Date to the extent such Indebtedness (including all penalties, premiums or fees in connection with the payment of all such Indebtedness as of the July End Date) exceeded $25,265,000, (vi) the pre-Tax value of all consideration, fees, costs and expenses with respect to the termination of the Options, including the Option Consideration, to the extent not deducted in the calculation of Aggregate Merger Consideration, and (vii) each item set forth on Section 9.2 of the Company Disclosure Schedule (such Losses, the “Indemnity Matters”). The aggregate liability of all of the Stockholders with respect to the Indemnity Matters shall not exceed $27,350,000; provided, that nothing in this Agreement shall limit or restrict Parent’s rights to maintain any action or recover any amounts in connection with any action based upon fraudulent misrepresentation or deceit.

Section 9.3 Indemnification Payments; Remedies. The parties hereto acknowledge and agree that from and after the Effective Time, the indemnification provisions in this Article IX and those set forth in the Significant Stockholder Agreement shall be the sole and exclusive remedy of Parent and the other Indemnitees for monetary damages with respect to the Indemnity Matters (with it being understood, however, that nothing in this Agreement shall limit or restrict any party’s right to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit). Except as otherwise provided herein, any indemnification of the Indemnitees pursuant to this Section 9.3 shall be effected by wire transfer of immediately available funds from the Significant Stockholders (pursuant to the Significant Stockholders Agreement) to an account(s) designated by the applicable Indemnitee, within two (2) Business Days after the final determination thereof. Notwithstanding the foregoing, (i) Parent shall be entitled to (but shall not be required to), set-off any amounts due or payable to any of the Indemnitees by the Significant Stockholders relating to any Indemnity Matters against any amounts otherwise due and payable by Parent with respect to any Landlord Receivables and (ii) the Stockholders’ Representative may in its sole discretion (but shall not be required to) use the Holdback Funds to satisfy any Indemnity Matters or Loss of an Indemnitee pursuant to Section 9.2 above. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 9.3 shall be construed to impair the right of any party to seek injunctive or other equitable relief, including pursuant to Section 11.9 below.

Section 9.4 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this ARTICLE IX (including disputes with respect to Dissenting Shares), an Indemnitee shall promptly give the Stockholders’ Representative written notice of such claim or Legal Proceeding (a “Third Party Claim”); provided, however, that the failure to provide such notice shall not release the Stockholders from any of their obligations under this ARTICLE IX, except to the extent that the Stockholders are materially prejudiced by such failure.

(b) Within ten (10) Business Days of delivery of such written notice, in the event such claim or Legal Proceeding is solely for monetary damages, the Stockholders’ Representative may elect (by written notice delivered to Parent) to take all necessary steps to diligently contest any Third Party Claim involving third parties or to prosecute such Third Party Claim to conclusion or, subject to Section 9.4(d), settlement; provided, however, that (i) such written notice must contain an express obligation and acknowledgement that each Indemnitee will be indemnified and held harmless hereunder with respect to the full amount of any and all Damages the Indemnitees may suffer arising out of or relating to such Third Party Claim and (ii) the Stockholders’ Representative must enter into an agreement with the Indemnitees in form and substance satisfactory to the Indemnitees which agreement unconditionally guarantees the payment and performance of any Liability which may arise with respect to such Third Party Claim and provide evidence reasonably satisfactory to the Indemnitees that all Liabilities will be paid (whether through an escrow agreement, letter of credit or otherwise). If the Stockholders’ Representative makes the foregoing election and satisfies the requirements set forth herein to assume defense of such Third Party Claim, an Indemnitee will have the right to participate at its own expense in all negotiations and proceedings. If the Stockholders’ Representative does not make such election within such period (and satisfy all requirements set forth herein to assume defense of such Third Party Claim) or fails to diligently contest such Third Party Claim after such election, the Indemnitee shall be free to handle the prosecution or defense of any such Third Party Claim and will permit the Stockholders’ Representative, at the sole cost of the Stockholders’ Representative, to participate in such prosecution or defense and will provide the Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Third Party Claim and the prosecution or defense thereof.

(c) The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

(d) For any Third Party Claim the contest of which is controlled by the Stockholders’ Representative, the Stockholders’ Representative will not compromise or settle any Third Party Claim which compromise or settlement does not include (x) payment of the full amount of any liability or obligation by the Stockholders, (y) any non-monetary terms, and (z) an unqualified release of Parent, the Surviving Corporation and their respective stockholders, officers, directors, employees, agents, partners and representatives, without the written consent of Parent (such consent not to be unreasonably delayed or withheld). For purposes of clarification, Parent may withhold its consent to any settlement if such settlement does not include a full general release of all the claims against Indemnitee from all parties to the litigation or that requires Parent or any of its Affiliates to perform any covenant or refrain from engaging in any activity or includes any non-monetary terms. For clarity, for any Third Party Claim that Parent compromises or settles without the written consent of the Stockholders’ Representative, the settlement or compromise of such Third Party Claim shall not be dispositive of whether such Third Party Claim (or any part thereof) is subject to indemnification under this ARTICLE IX and/or the extent of Losses indemnifiable under this ARTICLE IX arising from such Third Party Claim (or part thereof).

Section 9.5 Stockholders’ Representative.

(a) Jeffrey J. Gordman is hereby appointed as the Stockholders’ Representative (the “Stockholders’ Representative”) with the following authority: (i) to give and receive notices and communications, (ii) to take any and all actions relating to claims to indemnify, hold harmless or reimburse any Indemnitee hereunder, (iii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, (iv) to take all other actions contemplated for the Stockholders’ Representative in this Agreement, (v) to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents and agreements contemplated by this Agreement, (vi) to make all elections or decisions contemplated by this Agreement and any other documents and agreements contemplated by this Agreement, (vii) to amend, modify or waive any agreements to which the Stockholders’ Representative is a party, (viii) to engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholders’ Representative in complying with the Stockholders’ Representative’s duties and obligations, (ix) to receive and distribute the proceeds of the Collected Landlord Receivables, the Holdback Funds and any Unused Retention Amount, (x) to use the Holdback Funds to pay its out-of-pocket expenses in connection with the transactions contemplated by this Agreement and as a source of funds with respect to the Company’s and the Stockholders’ indemnification obligations under this Agreement, (xi) to enter into the Paying Agent Agreement, and (xii) to take all actions necessary or appropriate in the judgment of Stockholders’ Representative for the accomplishment of the foregoing. Any decision or action by the Stockholders’ Representative hereunder, including any agreement between the Stockholders’ Representative and Parent relating to the defense, payment or settlement of any claims to indemnify, hold harmless or reimburse any Indemnitee hereunder, shall be final, binding and conclusive. Parent and the Surviving Corporation shall be entitled to rely upon all actions of the Stockholders’ Representative in his capacity as Stockholders’ Representative whether or not express authority is granted pursuant to this Section 9.5.

(b) The Stockholders’ Representative shall distribute all cash proceeds received with respect to the Collected Landlord Receivables and any Unused Retention Amount within five (5) Business Days after receipt of any cash with respect thereto; provided, however, that the Stockholders’ Representative shall have the right to utilize a portion of such amounts to replenish any amounts previously expended from the Holdback Funds and to delay such distribution for such period as the Stockholders’ Representative, in its sole discretion, deems prudent in light of Indemnity Matters that have been asserted and remain unresolved on the scheduled distribution date. The Stockholders’ Representative shall determine in good faith when to distribute the remainder of the Holdback Funds, including any Collected Landlord Receivables or Unused Retention Amount used to replenish the Holdback Funds, to the Company’s stockholders, which amount shall be distributed no later than April 15, 2010, other than any amounts necessary to cover any Indemnification Claims which have been asserted and have not been paid as of such date. Any distribution of funds (other than with respect to the reimbursement of Stockholders’ Representative’s expenses from the Holdback Funds) shall be made pro rata to the Company’s stockholders based upon their ownership of Company Common Stock outstanding as of the Effective Time; provided that any funds to be made to a stockholder of the Company who has not properly executed and delivered a Letter of Transmittal to the Paying Agent or the Surviving Corporation shall be paid to the Surviving Corporation to be held on behalf of such stockholder of the Company in the same manner as any funds released by the Paying Agent to the Surviving Corporation pursuant to Section 2.4(f) above.

(c) If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities, then the remaining Person(s) serving as the Stockholders’ Representative shall, within 30 days after such death or disability, appoint a successor representative reasonably satisfactory to Parent. Any such successor shall, collectively with such remaining Person(s), become the “Stockholders’ Representative” for all purposes hereunder. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to such Person approved by the trustees of the RG Stock Trust and the Voting Trust who is reasonably satisfactory to Parent as such trusts are more specifically described in Section 9.5 of the Company Disclosure Schedule.

(d) The Stockholders’ Representative shall not be liable to the Stockholders or Option holders of the Company for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith.

(e) The Stockholders’ Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to him, her or it hereunder without being required to investigate the validity or accuracy thereof nor shall the Stockholders’ Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Stockholders’ Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice, the Stockholders’ Representative shall not be liable to the Stockholders or Option holders of the Company.

(f) No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for its services.

(g) All expenses of the Stockholders’ Representative shall constitute Company Transaction Expenses to the extent paid by the Company or the Surviving Corporation after the July End Date.

ARTICLE X

TAX MATTERS

Section 10.1 Liability for Taxes.

(a) Tax Indemnity. The Stockholders shall indemnify and hold harmless each Indemnitee from and against (without duplication) (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Effective Date (a “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Company or its Subsidiaries (or any predecessor thereof) was or is a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any Taxes of any person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iv) all Taxes which such Indemnitee may suffer, sustain or become subject to, as a result of, in connection with, relating to or incidental to or by virtue of the Internal Revenue Service audit for the Tax period ending February 3, 2007; provided however, that in the case of clauses (i)-(iv) above, the Stockholders shall be liable only to the extent that such Taxes exceed the amount, if any, included in the computation of the Aggregate Merger Consideration; provided, further, that the Stockholders shall not be liable under this Section 10.1(a) for the amount of any sales Taxes properly withheld from the Company’s customers after the July End Date, to the extent such withheld amounts have either been paid to the appropriate taxing authority or have been set aside for such payment.

(b) Straddle Period Tax Allocation. Whenever it is necessary for purposes of this ARTICLE X to determine the allocation of any Taxes imposed on or incurred by the Company for a taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that the portion of the Straddle Period ending on the Closing Date constitutes a separate Taxable Period of the Company and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a Straddle Period that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned ratably on a per diem basis). Notwithstanding anything to the contrary contained herein, any franchise Tax paid or payable with respect to the Company shall be allocated to the Taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another Taxable period is obtained by the payment of such franchise Tax.

(c) Any tax refunds received by the Surviving Corporation with respect to the Pre-Closing Tax Period will be transmitted by the Surviving Corporation to the Stockholders’ Representative, except to the extent such refund arises as the result of a carryback of a loss or other Tax attribute arising after the Closing Date; provided, that the Surviving Corporation may offset such refunds against any amounts due by the Stockholders to the Surviving Corporation pursuant to this Agreement in accordance with the procedures established in Section 2.4(c).

Section 10.2 Allocation of Responsibility for Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Stockholders’ Representative shall prepare or cause to be prepared and shall timely file or cause to be timely filed all Tax Returns for the Company for all Pre-Closing Tax Periods that are required to be filed after the Closing Date with respect to a Pre-Closing Tax Period that ends on or before the Closing Date. With respect to such Tax Returns, the Stockholder’s Representative shall (i) cause to be included in such Tax Return all Tax items required to be included therein, (ii) furnish a copy of such Tax Return to Parent for its review at least fifteen (15) days prior to the date for filing such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Parent at least five (5) days prior to the date for the filing of such Tax Returns, and (iii) timely file such Tax Return with the appropriate governmental entity and furnish a copy of such Tax Return to Parent if it differs from the copy that was furnished pursuant to clause (ii). The Stockholders shall be responsible for the timely payment of all Taxes due for such periods to the extent that such Taxes exceed the amount of Taxes described in the proviso of Section 10.1(a) hereof. All Tax Returns for Pre-Closing Tax Periods prepared and filed pursuant to this Section 10.2(a) shall be prepared and filed consistently with the terms of the closing agreement dated August 28, 2008 on Form 4549 between the Company and the Internal Revenue Service entered into in respect of the Company’s taxable year ended February 3, 2007.

(b) Straddle Returns. With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date with respect to the Company, Parent shall (i) cause such Tax Return to be prepared, (ii) cause to be included in such Tax Return all Tax items required to be included therein, (iii) furnish a copy of such Tax Return to Stockholders’ Representative for its review at least fifteen (15) days prior to the date for filing such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholders’ Representative at least five (5) days prior to the date for filing such Tax Returns,

(iv) timely file such Tax Return with the appropriate governmental entity and furnish a copy of such Tax Return to the Stockholders’ Representative if it differs from the copy that was furnished pursuant to clause (iii), and (v) be responsible for the timely payment of all Taxes due with respect to the Tax period covered by such Tax Return. All Tax Returns for Straddle Periods prepared and filed pursuant to this Section 10.2(b) shall be prepared and filed consistently with the terms of the closing agreement dated August 28, 2008 on Form 4549 between the Company and the Internal Revenue Service entered into in respect of the Company’s taxable year ended February 3, 2007. Parent shall determine, in accordance with the provisions of Section 10.1(a) of this Agreement, the portion of such Taxes owed by the Stockholders’ Representative with respect to the period ending on the Closing Date (the “Company’s Tax”) and shall notify the Stockholders’ Representative of its determination of the Company’s Tax in connection with furnishing a copy of the related Tax Return for the Stockholders’ Representative’s review pursuant to clause (iii) of this Section 10.2(b). The Stockholders’ Representative shall pay to the Surviving Corporation an amount equal to the Company’s Tax not later than five (5) days before the filing of such Tax Return. The parties shall endeavor to resolve any disputes through negotiation for the period of time ending sixty (60) days following the date that the Stockholders’ Representative pays the Company’s Tax.

Section 10.3 Cooperation on Tax Matters. Parent, the Surviving Corporation, the Company and the Stockholders’ Representative shall cooperate fully, and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to Section 10.1 and Section 10.2 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the applicable Tax Statute of Limitations Date (as defined in Section 10.4 below) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if another party so requests, Parent, Surviving Corporation, Company and Stockholders’ Representative, as the case may be, shall allow the other parties to take possession of such books and records proposed to be transferred, destroyed or discarded. The parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental entity or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated under this Agreement).

Section 10.4 Survival. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights, and obligations of the Parties hereto with respect to any Tax matter covered by this ARTICLE X shall survive the Closing and shall not terminate until the Tax Statute of Limitations Date. The “Tax Statute of Limitations Date” means the close of business on the 45th day after the expiration of the applicable statute of limitations with respect to such Tax matter, including any extensions thereof (or if such date is not a business day, the next business day).

Section 10.5 Conflict. In the event of a conflict between the provisions of this ARTICLE X and any other provisions of this Agreement, the provisions of this ARTICLE X shall control.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, and, after the Closing, to the Surviving Corporation:

Midwest Shoppes Intermediate Holding Corp.

c/o Sun Capital Partners Management V, LLC

5200 Town Center Circle, Suite 600

Boca Raton, FL 33486

Attention: C. Deryl Couch, Jason H. Neimark and Brian Urbanek

Facsimile: (561) 394-0540

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention: Jeffrey A. Fine, P.C.

Facsimile: (312) 861-2200

(b) if to the Company prior to the Closing:

Gordmans, Inc.

12100 W. Center Road

Omaha, NE 68144

Attention: Mr. Jeffrey J. Gordman

Facsimile: (402) 691-4367

with an additional copy (which shall not constitute notice) to:

Gordmans, Inc.

12100 W. Center Road

Omaha, NE 68144

Attention: Mr. Mike James

with an additional copy (which shall not constitute notice) to:

Husch Blackwell Sanders LLP

1620 Dodge Street, Suite 2100

Omaha, NE 68102

Attention: Joyce A. Dixon, Esq.

Facsimile: 402-964-5050

with an additional copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE 19899-1347

Attention: Jeffrey Wolters, Esq.

Facsimile: 302-351-6515

Section 11.2 Certain Definitions. For purposes of this Agreement, the term:

“Accounting Principles” means GAAP and to the extent consistent with GAAP, applied on a basis consistent with the basis on which GAAP was applied in the preparation of the Company’s consolidated financial statements.

“Adjusted Unfunded Deferred Compensation Amount” means the amount which is equal to the difference between (a) the amount of unfunded deferred compensation liabilities arising in connection with the Company’s non-qualified deferred compensation plans as shown on the balance sheet included in the July Financial Statements, including the Company’s Executive Deferred Compensation Plan and the Company’s Directors’ Deferred Compensation Plan, and (b) $289,327; the calculation of the Adjusted Unfunded Deferred Compensation Amount is shown on Exhibit C (Adjusted Funded Deferred Compensation Amount Calculation) hereto.

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Aggregate Merger Consideration” shall mean an amount mutually determined by the Stockholders’ Representative and Parent at least five (5) Business Days prior to the Closing equal to (i) $27,019,000 minus (ii) the pre-Tax value of all consideration, fees, costs and expenses with respect to the termination of the Options, including the Option Consideration minus (iii) all Company Transaction Expenses minus (iv) all Tax liability with respect to the Pre-Closing Tax Period and (without duplication) all Tax liability relating to the closing agreement dated August 28, 2008 on Form 4549 between the Company and the Internal Revenue Service entered into in respect of the Company’s tax period ending February 3, 2007, plus, (v) solely upon receipt thereof, amounts actually received by the Surviving Corporation in connection with the Landlord Receivables, including any Pre-Closing Landlord Receivables, plus any Unused Retention Amount (as determined by the Surviving Corporation in good faith).

“Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control law under any applicable jurisdictions, whether federal, state, local or foreign.

“Beneficial Owner” with respect to any Shares shall mean a Person who shall be deemed to be the beneficial owner of such Shares (i) which such Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning).

“Business Day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

“Collected Landlord Receivables” shall mean the aggregate amount of all Landlord Receivables collected by the Company, Parent, the Surviving Corporation or any of their Affiliates and delivered to the Stockholders’ Representative pursuant to Section 2.4 above. Notwithstanding any provision in this Agreement, the Collected Landlord Receivables shall not include any Pre-Closing Landlord Receivables.

“Company Disclosure Schedule” shall mean the disclosure schedules delivered by the Company to Parent and Merger Sub on or prior to the execution of this Agreement.

“Company Transaction Expenses” shall mean the expenses incurred by the Company, the Board of the Company and its Special Committee, the Stockholders and the Option holders of the Company in connection with the preparation, execution and consummation of this Agreement and the Closing that have not been paid as of the July End Date, including all brokerage commissions, fees, expenses and disbursements of Harris Williams & Co., all Paying Agent fees and expenses, all transaction-related bonuses or accelerated benefits payable to any officer, director, employee, shareholder or Affilate of the Company, and all fees and disbursements of attorneys, accountants, and other advisors and service providers payable by the Company. Without limiting the foregoing, “Company Transaction Expenses” shall include: (a) the D&O Tail Policies obtained pursuant to Section 6.7, (b) all costs of the Paying Agent, (c) all expenses incurred in connection with the filing, printing and mailing of the Information Statement to the Stockholders and Option holders of the Company, (d) all deferred compensation arrangements, (e) all retention payments and all special bonuses, change in control payments, sale bonuses and similar compensation in connection with the transactions contemplated by this Agreement, including the Retention Agreements; (f) all costs and expenses of the Stockholders’ Representative, (g) all costs, fees, expenses and other amounts paid with respect to Dissenting Shares in excess of the Per Share Merger Consideration, and (h) one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Company Transaction Expenses shall not include (A) the amounts required to be paid under the Stock Redemption and Option Agreement dated September 21, 2005 by and between the Company and Norman J. Farrington, (B) the Adjusted Unfunded Deferred Compensation Amount, or (C) $289,327 of the amount of the Company’s non-qualified deferred compensation plan as shown on the balance sheet included in the July Financial Statements.

“Control” (including the terms “Controlled”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Effective Date Aggregate Merger Consideration” shall mean an amount equal to (a) the Aggregate Merger Consideration, minus (b) the amount of the Holdback Funds delivered to the Stockholders’ Representative pursuant to Section 2.4(b) above, minus (c) the Collected Landlord Receivables, which amount has been estimated in good faith by the Company as set forth on Exhibit H hereto, plus (d) the aggregate amount of Pre-Closing Landlord Receivables minus (e) any Unused Retention Amount.

“Effective Date Per Share Merger Consideration” shall mean a fraction, (x) the numerator of which is the Effective Date Aggregate Merger Consideration, and (y) the denominator of which is the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including all Dissenting Shares).

“Encumbrance” means any mortgage, hypothecation, lien (statutory or otherwise), preference, priority, charge, security interest, security agreement, easement, covenant, restriction, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any similar federal law then in force and applicable state securities laws) or other Encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Excess Cash” means, at any given time, the sum of (A) all marketable securities and the actual cash balances of the Company calculated in accordance with the Accounting Principles except as set forth in Exhibit F, minus (B) the aggregate amount of Register Cash as of such date, minus (C) the aggregate amount of credit card receivables of the Company as of such date.

“Generally Accepted Accounting Principles” or “GAAP” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein.

“Holdback Funds” means cash in the aggregate amount of $1,250,000.

“Indebtedness” shall mean, with respect to any Person as of any date of determination, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations arising from cash/book overdrafts, (iv) all obligations arising from deferred compensation arrangements, including without limitation, the Adjusted Unfunded Deferred Compensation Amount and all amounts required to be paid under the Stock Redemption and Option Agreement dated September 21, 2005 by and between the Company and Norman J. Farrington, (v) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, (vi) all Guaranties of such Person in connection with any of the foregoing, (vii) all capital lease obligations, (viii) all deferred rent, (ix) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), (x) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (xi) all obligations (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, (xii) all other liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness and (xiii) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing. For purposes of clarification, “Indebtedness” shall not include (A) any obligations in respect of letters of credit issued for the account of the Company or its Subsidiaries, each of which are listed on Section 3.7(f) of the Company Disclosure Schedule, (B) $289,327 of the amount of the Company’s non-qualified deferred compensation plan as shown on the balance sheet included in the July Financial Statements, or (C) the Retention Agreements.

“Indemnitee” shall mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation), (c) the respective successors and assigns of the Persons referred to in clauses (a) and (b) above, and (d) each of their respective stockholders, officers, directors, employees, agents, partners and representatives.

“July End Date” shall mean August 2, 2008.

“July Financial Statements” shall mean the financial statements of the Company for the July Fiscal Period.

“July Fiscal Period” shall mean the fiscal year ending on the July End Date.

“Knowledge” (i) with respect to the Company shall mean the actual knowledge after reasonable investigation of any of the Persons set forth on Section 11.2 of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub shall mean the actual knowledge after reasonable investigation of any of the officers of Parent.

“Landlord Receivables” shall mean the receivables in an amount up to $2,845,000 in the aggregate due from landlords for certain of the Company’s stores, which receivables arose in connection with the reimbursement obligation of such landlords for certain construction costs and reconciliation of prior payments made by the Company in connection with common area expenses, real estate taxes and insurance premiums, all as shown on Exhibit G: Landlord Receivables Schedule, including all Pre-Closing Landlord Receivables.

“Legal Proceeding” shall mean any pending action suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, and regardless of when asserted).

“Losses” shall mean all actions, claims, suits, proceedings, demands, losses, damages, injuries, claims, Liabilities, demands, assessments, fines, penalties, interest, deficiencies, Taxes, judgments, awards, settlements, fees, costs and expenses of any nature whether or not arising out of third-party claims (including, in each case, all reasonable legal and other third-party costs and expenses in connection with any investigation, defense or settlement); provided that such Losses shall not include punitive damages except to the extent awarded to a third party against an Indemnitee.

“Material Adverse Effect” shall mean any change, effect, event, circumstance or development (each a “Change,” and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that is materially adverse to the business, operations, condition (financial or otherwise), results of operations, cash flow, net worth, or employee or supplier relations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) resulting from, relating to or arising out of any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates so long as such changes do not have a materially disproportionate effect on the Company; (b) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement so long as such events do not have a materially disproportionate effect on the Company; (c) earthquakes, hurricanes, floods, or other natural disasters so long as such events do not have a materially disproportionate effect on the Company; or (d) the mere failure by the Company or the Subsidiaries of the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but not any event, circumstance, change or effect which causes such failure).

“Parent Disclosure Schedule” shall mean the disclosure schedules delivered by Parent and Merger Sub to the Company on or prior to the execution of this Agreement.

“Per Share Merger Consideration” shall mean an amount equal to the Aggregate Merger Consideration divided by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including all Dissenting Shares).

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Pre-Closing Landlord Receivables” shall mean the aggregate amount of all Landlord Receivables received by the Company prior to the Closing as determined in the sole judgment of Parent based upon reasonable evidence provided by the Company; provided that any such amounts shall not be Pre-Closing Landlord Receivables to the extent that either (x) the Company, Parent or any of their Affiliates is in a dispute with the landlord delivering such Landlord Receivables with respect to such Landlord Receivables or (y) Parent determines in good faith that the amounts paid by a landlord may not have been paid with respect to such Landlord Receivables.

“Register Cash” shall mean an amount of cash necessary to open each store of the Company and its Subsidiaries on the day after the Closing Date, determined by reference to the Company’s historical practices, which in any event shall not be less than $861,000 in the aggregate as of the July End Date.

“Retention Agreements” shall mean the retention agreements by and between the Company and each of Mike Remsen, Ron Hall, Mike James, Deb Kouba and Norman J. Farrington.

“Revolver Indebtedness” means any indebtedness for borrowed money under the revolver facility pursuant to that certain Loan, Guaranty and Security Agreement dated as of October 20, 2004, by and among the Company, Gordmans Management Company, Inc., Gordmans Distribution Company, Inc. and Wells Fargo Retail Finance, LLC, as amended January 26, 2006, September 5, 2006, October 23, 2006 and September 21, 2007.

“Significant Stockholders” means, collectively, Jeffrey J. Gordman, the Beneficial Owners of the stock held by the Trusts, and Norman J. Farrington.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Trusts” means the RG Stock Trust and the Voting Trust identified more specifically on Section 3.3 of the Company Disclosure Schedule.

“Working Capital” means, as of any date of determination, the aggregate value of the Company’s and its Subsidiaries’ current assets minus the aggregate value of the Company’s and its Subsidiaries’ current liabilities, in each case determined in accordance with the Accounting Principles and Exhibit F (Calculation of Working Capital and Indebtedness).

Section 11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Parent guarantee provided in Section 11.10 of this Agreement, and the agreements, certificates and instruments delivered pursuant hereto constitute the entire agreement among the parties and their respective affiliates with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including, without limitation, the Confidentiality Agreement which shall terminate and be of no further force or effect as of the Effective Time). This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that each of Parent, Merger Sub and the Surviving Corporation may assign all or any of its rights and obligations hereunder to any of their Affiliates without the consent of any other party hereto; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. In addition, Parent and, following the Closing, the Surviving Corporation, may assign any or all of its rights pursuant to this Agreement, and each of the other agreements and instruments contemplated hereby, in connection with any disposition or transfer of all or any portion of the Company or any of its Subsidiaries or their respective businesses in any form of transaction without the consent of any of the other parties hereto. Parent and, following the Effective Time, the Company and its Subsidiaries may assign any or all of its rights pursuant to this Agreement, including their rights to indemnification, to any of their respective lenders as collateral security.

Section 11.5 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than following the Effective Time, with respect to the provisions of Article II which shall inure to the benefit of the holders of Company Common Stock and Options who are intended to be third-party beneficiaries thereof.

Section 11.6 Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.9 Specific Performance; Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific performance, an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in ARTICLE XI. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in ARTICLE XI shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

Section 11.10 Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 11.10.

Section 11.11 Interpretation. When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent, and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(b) The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Schedule, that such information is required to be listed therein or that any such items are material to the Company and its subsidiaries or to Parent and Merger Sub, as the case may be. The headings, if any, of the individual sections of the Company Disclosure Schedule and the Parent Disclosure Schedule are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. Each section of the Company Disclosure Schedule and the Parent Disclosure Schedule is arranged in sections corresponding to those contained in this Agreement, provided that the disclosure of an item in one section of such Schedule with respect to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed in the same or any other section of such Schedule with respect to any other covenant, agreement, representation or warranty to the extent that the relevance of such item to such other covenant, agreement, representation or warranty is reasonably apparent on the face of such item.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

MIDWEST SHOPPES INTERMEDIATE HOLDING CORP.

By:	/s/ Brian Urbanek
Name:	Brian Urbanek
Title:	Vice President & Assistant Secretary

MERGER SUB:

MIDWEST SHOPPES INTEGRATED, INC.

By:	/s/ Brian Urbanek
Name:	Brian Urbanek
Title:	Vice President & Assistant Secretary

COMPANY:

GORDMANS, INC.

By:	/s/ Jeff Gordman
Name:	Jeff Gordman
Title:	President/CEO

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Jeffrey J. Gordman
Jeffrey J. Gordman